As filed with the Securities and Exchange Commission on December 5, 2017

Registration Statement No. 333-221673

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to the

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PRECISION OPTICS CORPORATION, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	3845	04-2795294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dr. Joseph N. Forkey
Precision Optics Corporation, Inc.	Precision Optics Corporation, Inc.
22 East Broadway	22 East Broadway
Gardner, MA 01440	Gardner, MA 01440
(978) 630-1800	(978) 630-1800
(Address and telephone number of registrant’s principal executive offices)	(Name, address, and telephone of agent for service)

Copies of communications to:

Amy M. Trombly, Esq.

1314 Main Street, Suite 102
Louisville, CO 80027

Phone (617) 243-0060

Fax (617) 243-0066

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01, to be sold by existing stockholders	555,556	$0.64	$355,556	$44.27 *

* Previously paid.

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of $0.64, which is the average of the high and low prices of the registrant’s common stock as reported on the OTCQB on November 17, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Contents

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, THE DATE OF THIS PROSPECTUS IS DECEMBER 5, 2017.

PROSPECTUS

PRECISION OPTICS CORPORATION, INC.

OFFERING UP TO 555,556 SHARES OF COMMON STOCK

This prospectus relates to the sale or other disposition of up to 555,556 shares of our common stock by selling stockholders. We are not selling any securities in this offering and therefore, we will not receive any proceeds from this offering or the sale or other disposition of common stock by the selling stockholders. All costs associated with this registration will be borne by us. Our common stock is quoted on the OTCQB under the symbol “PEYE.” On December 4, 2017, the last reported sale price of our common stock on the OTCQB was $0.41 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE

SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE “RISK FACTORS” BEGINNING ON PAGE 4.

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Subject to completion, the date of this prospectus is December 5, 2017.

PRECISION OPTICS CORPORATION, INC.

PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

ABOUT US

We incorporated in Massachusetts in December 1982 and have been publicly-owned since November 1990. References to our Company contained herein include our two wholly-owned subsidiaries, Precise Medical, Inc. and Wood’s Precision Optics Corporation, Limited, except where the context otherwise requires. Our fiscal year end is June 30. Our principal executive offices are located at 22 East Broadway, Gardner, Massachusetts 01440-3338. Our telephone number is (978) 630-1800. Our website is www.poci.com. Information contained on our website does not constitute part of this prospectus.

We have been developing and manufacturing advanced optical instruments since 1982. Today, the vast majority of our business is the design and manufacture of high-quality medical devices and approximately 3% of our business is the design and manufacture of military and industrial products. Our medical instrumentation line includes traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. Much of our recent development efforts have been targeted at the development of next generation endoscopes. Over the last ten years, we have funded internal research and development programs to develop next generation capabilities for designing and manufacturing 3D endoscopes and very small Microprecision™ lenses, anticipating future requirements as the surgical community continues to demand smaller and more enhanced imaging systems for minimally invasive surgery. Our unique proprietary technology in these areas, combined with recent developments in the areas of 3D displays and millimeter sized CMOS image sensors, has allowed us to begin commercialization of these technologies. Thus, a portion of our revenues are now derived from engineering and design services we performed for our customers to incorporate our technologies and capabilities into their medical device products. We believe that new products based on these technologies provide enhanced imaging for existing surgical procedures and can enable development of many new medical device products and related medical procedures.

SUMMARY FINANCIAL DATA

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock. The information contained in the following summary is derived from our audited consolidated financial statements for the fiscal years ended June 30, 2017 and 2016, and our unaudited consolidated financial statements for the quarters ended September 30, 2017 and 2016.

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	Fiscal Year ended June 30		Quarter ended September 30
	2017	2016	2017	2016
	(audited)		(unaudited)

Revenues	$3,154,547	$3,916,702	$1,028,746	$849,548
Cost of Goods Sold	2,380,823	2,974,681	642,004	682,497
Gross Profit	773,724	942,021	386,742	167,051
Research and Development Expenses, net	464,162	478,267	118,427	116,992
Selling, General and Administrative Expenses	1,313,478	1,551,895	296,584	343,782
Gain on Sale of Assets	(1,515)	(32,707)	–	(315)
Total Operating Expenses	1,776,125	1,997,455	415,011	460,459

Interest expense	(3,144)	(469)	(516)	–
Other income	–	22,050
Provision for income taxes	912	912

Net Loss	$(1,006,457)	$(1,034,765)	$(28,785)	$(293,408)

Loss per share:
Basic and Diluted	$(0.12)	$(0.15)	$(0.00)	$(0.04)

Weighted average common shares outstanding
Basic and Diluted	8,343,235	7,157,978	9,108,423	7,539,582

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THE OFFERING

Common stock outstanding as of December 4, 2017 (1)	10,095,139 shares

Common stock to be registered	555,556

Use of proceeds	We will not receive any proceeds from the sale or other disposition of common stock by the selling stockholders.

Stock symbol	PEYE

(1)	This number includes the 555,556 shares of common stock issued in the 2017 private placement described below in the section entitled “The Transactions.”

THE TRANSACTIONS

Private Placement of Common Stock August 2017

On August 22, 2017, we entered into agreements with accredited investors for the sale and purchase of 466,668 shares of our common stock at a per unit price of $0.45 per share. We received $210,001 in gross proceeds from the offering. We intend to use the net proceeds from this placement for general working capital purposes.

Concurrently with the placement, we entered into an agreement with an investor for the sale of 88,888 unregistered shares of our common stock for services provided to us at a price of $0.45 per share.

In conjunction with the placement, we also entered into a registration rights agreement with the investors, whereby we are obligated to file a registration statement with the Securities Exchange Commission on or before 90 calendar days after August 22, 2017 to register the resale by the investors of the 555,556 shares of the common stock purchased in the placement.

The selling stockholders who participated in the August 2017 private placement are as follows:

Name	Common Shares Purchased in the August 2017 Offering	Aggregate Purchase Price
Diana Pessin	233,334	$105,000
Sandra Pessin	233,334	$105,000
Proactive Capital Resources Group, LLC	88,888	$40,000 (1)
TOTAL	555,556	$250,000

(1)	The purchase price was provided as services to us by Proactive Capital Resources Group, LLC.

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RISK FACTORS

Risks Related to Our Business

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 filed with the Securities and Exchange Commission on September 28, 2017. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

As of September 30, 2017, we may not have sufficient cash to continue operations for the next six to nine months.

As of September 30, 2017, we had $194,714 in cash and cash equivalents, $613,961 in accounts receivable, and $1,096,876 in current liabilities. We incurred net losses of $28,785 and $1,006,457 during the quarter ended September 30, 2017 and the fiscal year ended June 30, 2017, respectively. If quarterly sales revenues do not increase to near cash breakeven in the next six to nine months, we may be required to obtain cash for operations from non-working capital sources, which may not be available, in which case we would have to significantly decrease or cease operations. We are currently evaluating several options to manage cash flow and raise capital if necessary, including issuing debt, equity or entering into a strategic alliance. The sale of additional equity or convertible debt securities would result in additional dilution to our stockholders, and debt financing, if available, may involve restrictive covenants that could restrict our operations or finances. Financing, if necessary, may not be available in amounts or on terms acceptable to us, if at all. If we cannot raise funds on acceptable terms or achieve positive cash flow, we may not be able to continue to conduct operations, develop new products, grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which would negatively impact our business, operating results and financial condition.

As of June 30, 2017 and September 15, 2017, we may not have sufficient cash to continue operations, and if we do not obtain funding for our operations, we may cease to exist as a going concern.

For the year ended June 30, 2017, net cash used in operating activities amounted to $667,434, and our net loss for the year was $1,006,457. As of June 30, 2017, we had $118,405 in cash and cash equivalents. Although we raised $210,001 from the sale of 555,556 shares of our common stock on August 22, 2017, we still may not have sufficient cash to continue operations through the end of fiscal 2017 if we do not achieve cash flow break even or receive additional funding for operations. We may have to pursue several options to manage cash flow and raise capital including issuing debt, equity or entering into a strategic alliance. The sale of additional equity or convertible debt securities would result in additional dilution to our stockholders, and debt financing, if available, may involve restrictive covenants that could restrict our operations or finances. Financing may not be available in amounts or on terms acceptable to us, if at all. If we cannot raise funds on acceptable terms or achieve positive cash flow, we may not be able to continue to conduct operations, develop new products, grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which would negatively impact our business, operating results and financial condition. If we are not successful in increasing our revenues, reducing our expenses or raising additional equity capital to generate sufficient cash flows to meet our obligations as they come due, we may not be able to continue as a going concern.

We have a history of losses, we expect to continue to incur losses and we may never achieve profitability; and our June 30, 2017 audited consolidated financial statements included disclosure casts substantial doubt regarding our ability to continue as a going concern.

During the years ended June 30, 2017 and 2016, we incurred net losses of $1,006,457 and $1,034,765, respectively. Our accumulated deficit at June 30, 2017 amounted to $44,670,732. We had working capital of $479,604 and $518,058 as of June 30, 2017 and 2016, respectively. During the year ended June 30, 2017, net cash used in operating activities amounted to $667,434. Our independent auditors have included a “going concern” qualification in their audit report for the year ended June 30, 2017. We expect to continue incurring losses for the foreseeable future and may never achieve or sustain profitability. We must generate sufficient cash flow or raise additional capital to pursue our product development initiatives, penetrate markets for the sale of our products and continue as a going concern. We cannot provide any assurance that we will raise additional capital. We believe that we have access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means. We may not raise enough capital to meet our needs and we may have to raise additional capital in the future. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our efforts to further commercialize our products and complete development projects and manufacturing services for our customers, which are critical to the realization of our business plan and to our future operations. These matters raise substantial doubt about our ability to continue as a going concern or become profitable.

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We rely on a small number of customers who may not consistently purchase our products in the future and if we lose any one of these customers, our revenues may decline.

In the fiscal year ended June 30, 2017, our three largest customers represented approximately 11%, 10% and 10%, respectively, of our total revenues. In the fiscal year ended June 30, 2016, our two largest customers represented approximately 16% and 12%, respectively, of our total revenues. No other customer accounted for more than 10% of our revenues during those periods. At June 30, 2016, our five largest customer account receivable balances were 16%, 15%, 12%, 12% and 11%, respectively, of total accounts receivable. At June 30, 2016, our three largest account receivable balances were 19%, 13%, and 10%, respectively, of the total accounts receivable.

In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. These customers may not consistently purchase our products at a particular rate over any subsequent period. A loss of any of these customers could adversely affect our revenues.

We could suffer unrecoverable losses on our customers’ accounts receivable, which would adversely affect our financial results.

At June 30, 2017, our five largest customer account receivable balances were 16%, 15%, 12%, 12% and 11%, respectively, of total accounts receivable. While we believe we have a varied customer base and have experienced strong collections in the past, we may experience changes in our customer base, including reductions in purchasing commitments, which could also have a material adverse effect on our revenues and liquidity. We have not purchased insurance on our accounts receivable balances.

We rely heavily upon the talents of our Chief Executive Officer, the loss of whom could damage our business.

Our performance depends, to a large extent, on a small number of key scientific, technical, managerial and marketing personnel. In particular, we believe our success is highly dependent upon the services and reputation of our Chief Executive Officer, Dr. Joseph N. Forkey. The loss of Dr. Forkey’s services could damage our business. Dr. Forkey provides highly valuable contributions to our capabilities in optical instrument development, in management of new technology and in potentially significant longer-term Company initiatives.

We must continue to be able to attract employees with the scientific and technical skills that our business requires and if we are unable to attract and retain such individuals, our business could be severely damaged.

Our ability to attract employees with a high degree of scientific and technical talent is crucial to the success of our business. There is intense competition for the services of such persons and we cannot guarantee that we will be able to attract and retain individuals possessing the necessary qualifications. If we cannot attract such individuals, we may not be able to produce our products and our business could be damaged.

We are subject to a high degree of regulatory oversight and, if we do not continue to receive the necessary regulatory approvals, our revenues may decline.

The FDA has granted us clearance to market the medical products we currently sell in the United States. However, prior FDA approval may be required before we can market additional medical products that we may develop in the future. We may also seek to sell current or future medical products in a manner that requires us to obtain FDA permission to market such products. We may also require the regulatory approval or license of other federal, state or local agencies or comparable agencies in other countries.

We may lose the FDA’s permission to market our current products or may not obtain the necessary regulatory permission, approvals or licenses for the marketing of any of our future products. Also, we cannot predict the impact on our business of FDA regulations or determinations arising from future legislation or administrative action. If we lose the FDA’s permission to market our current products or we do not obtain regulatory permission to market our future products, our revenues may decline and our business may be harmed.

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We face risks inherent in product development and production under fixed-price purchase orders and these purchase orders may not be profitable over time.

A portion of our business has been devoted to research, development and production under fixed-price purchase orders. For our purposes, a fixed-price purchase order is any purchase order under which we will provide products or services for a fixed-price over an extended period of time, usually six months or longer. Fixed-price purchase orders represented approximately 25% to 50% of our total revenues during the last several years. We expect that revenues from fixed-price purchase orders will continue to represent a significant portion of our total revenues in future fiscal years.

Because they involve performance over time, we cannot predict with certainty the expenses involved in meeting our obligations under fixed-price purchase orders. Therefore, we can never be sure at the time we enter into any single fixed-price purchase order that such purchase order will be profitable for us.

We primarily perform engineering and manufacturing services for our customers who could decide to use another vendor for these services in the future.

A significant portion of our revenues are derived from engineering and manufacturing services that we perform to design and fabricate medical device products or sub-assemblies of medical device products for our original equipment manufacturer, or OEM, customers who in turn sell the products to the end users. Our customers typically own the proprietary rights to and control commercial distribution of the final products. Therefore, in many of these cases we do not own the proprietary rights to the medical device products that we manufacture or that our sub-assemblies are made a part of. Our customers could decide to use other suppliers for these services based on cost, quality, delivery time, production capacities, competitive and regulatory considerations or other factors. Thus, revenues from our customers and the products and services we provide them are subject to significant fluctuation on a product to product basis from period to period.

Third parties may infringe on our intellectual property and, as a result, we could incur significant expense in protecting our patents or not have sufficient resources to protect them.

We utilize a number of licensed patents that are important to our business. In July 2011, we entered into an asset purchase agreement with Intuitive Surgical Operations, Inc., in which we received $2.5 million in connection with the sale of certain intellectual property. Pursuant to the agreement, we agreed to assign to Intuitive Surgical all of the issued and non-expired patents and pending patent applications we held at the time of the agreement and, in return, Intuitive Surgical agreed to grant to us a royalty-free, worldwide license to these patents in fields outside of medical robotics.

Although we are not currently aware of any past or present infringements of our patents, we plan, jointly with Intuitive Surgical, to protect these patents from infringement and obtain additional patents whenever feasible. To this end, we have obtained confidentiality agreements from our employees and consultants and others who have access to the design of our products and other proprietary information. Protecting and obtaining patents, however, is both time consuming and expensive. We therefore may not have the resources necessary to assert all potential patent infringement claims or pursue all patents that might be available to us. If our competitors or other third parties infringe on our patents, our business may be harmed.

Third parties may claim that we have infringed on their patents and, as a result, we could be prohibited from using all or part of any technology used in our products.

Should third parties claim a proprietary right to all or part of any technology that we use in our products, such a claim, regardless of its merit, could involve us in costly litigation. If successful, such a claim could also result in us being unable to freely use the technology that was the subject of the claim, or sell products embodying such technology. If we engage in litigation, our expenses may increase and our business may be harmed. If we are prohibited from using a particular technology in our products, our revenues may decline and our business may be harmed.

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We depend on the availability of certain key supplies and services that are available from only a few sources and if we experience difficulty with a supplier, we may have difficulty finding alternative sources of these supplies or services.

We require certain key supplies to develop and manufacture our products, particularly our precision grade optical glass, which is available from only a few sources, each of which is located outside of the United States. Additionally, we rely on outside vendors to grind and polish certain of our lenses and other optical components, such as prisms and windows. We also rely on a limited number of suppliers for specialized CMOS sensors and the electronic wiring of those sensors. Based upon our ordering experience to date, we believe the materials and services required for the production of our products are currently available in sufficient quantities to meet our needs. Our requirements are small relative to the total supply, and we are not currently encountering problems with availability. However, this does not mean that we will continue to have timely access to adequate supplies of essential materials and services in the future or that supplies of these materials and services will be available on satisfactory terms when the need arises. Our business could be severely damaged if we become unable to procure these essential materials and services in adequate quantities and at acceptable prices.

From time to time, subcontractors may produce some of our products for us, and our business is subject to the risk that these subcontractors fail to make timely delivery. Our products and services are also used as components of the products and services of other manufacturers. We are therefore subject to the risk that manufacturers who integrate our products or services into their own products or services are unable to acquire essential supplies and services from third parties in a timely fashion. If this occurs, we may not be able to deliver our products on a timely basis and our revenues may decline.

Our customers may claim that the products we sold them were defective and if our insurance is not sufficient to cover such a claim, we would be liable for the excess.

Like any manufacturer, we are and always have been exposed to liability claims resulting from the use of our products. We maintain product liability insurance to cover us in the event of liability claims, and as of November 20, 2017, no such claims have been asserted or threatened against us. However, our insurance may not be sufficient to cover all possible future product liabilities.

We would be liable if our business operations harmed the environment and a failure to maintain compliance with environmental laws could severely damage our business.

Our operations are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment. From time to time, we use hazardous materials in our operations. Although we believe that we are in compliance with all applicable environmental laws and regulations, our business could be severely damaged by any failure to maintain such compliance.

Our quarterly financial results vary quarter to quarter and depend on many factors. As a result, we cannot predict with a high degree of certainty our operating results in any particular fiscal quarter.

Our quarterly operating results may vary significantly depending upon factors such as:

—	the timing of completion of significant customer orders;

—	the timing and amount of our research and development expenditures;

—	the costs of initial product production in connection with new products;

—	the timing of new product introductions—both by us and by our competitors;

—	the timing and level of market acceptance of new products or enhanced versions of our existing products;

—	our ability to retain existing customers and customers’ continued demand for our products and services;

—	our customers’ inventory levels, and levels of demand for our customers’ products and services; and

—	competitive pricing pressures.

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We may not be able to grow or sustain revenues or achieve or maintain profitability on a quarterly or annual basis and levels of revenue and/or profitability may vary from one such period to another.

Some of our competitors are large, well-financed companies who have research and marketing capabilities that are superior to ours.

The industries in which we operate are highly competitive. Many of our existing and potential competitors have greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations and larger technical staffs than we have. Other companies, some with greater experience in the optics, semiconductor or medical products industries, are seeking to produce products and services that compete with our products and services.

RISKS RELATED TO OUR STOCK

Trading in our common stock is limited and the price of our common stock may be subject to substantial volatility.

Our common stock is quoted on OTCQB, the OTC market tier for companies that report to the SEC, under the symbol PEYE. We expect our common stock to continue to be quoted on the OTCQB for the foreseeable future. Broker-dealers may decline to trade in OTCQB stocks given the market for such securities is often limited, the stocks are more volatile and the risk to investors is greater. These factors may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of their shares. This could cause our stock price to decline.

Additionally, the price of our common stock may be volatile as a result of a number of factors, including, but not limited to, the following:

—	our ability to successfully conceive and to develop new products and services to enhance the performance characteristics and methods of manufacture of existing products;

—	our ability to retain existing customers and customers’ continued demand for our products and services;

—	the timing of our research and development expenditures and of new product introductions;

—	the timing and level of acceptance of new products or enhanced versions of our existing products; and

—	price and volume fluctuations in the stock market at large which do not relate to our operating performance.

“Penny stock” rules may make buying or selling our securities difficult which may make our stock less liquid and make it harder for investors to buy and sell our securities.

Trading in our securities is subject to the SEC’s “penny stock” rule and we anticipate that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

We are contractually obligated to issue shares in the future, diluting your interest in us.

As of November 15, 2017, there were 1,103,400 shares of our common stock issuable upon exercise of stock options outstanding, at a weighted average exercise price of $0.80 per share. As of November 15, 2017, a total of 845,398 shares of our common stock are reserved for issuance under our 2011 Equity Incentive Plan. As of November 15, 2017, there were no warrants outstanding for the issuance of shares of our common stock. Moreover, we expect to issue additional shares and options to purchase shares of our common stock to compensate employees, consultants and directors, and we may issue additional shares to raise capital. Any such issuances will have the effect of further diluting the interest of the holders of our securities.

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RISKS RELATED TO THE OFFERING

The market price of our common stock may be volatile, and the value of stockholders’ investment could decline significantly.

The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of new products by us or our competitors, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions. Some of these factors are beyond our control. Broad market fluctuations may lower the market price of our common stock and affect the volume of trading in our stock, regardless of our financial condition, results of operations, business or prospects. It is impossible to assure you that the market price of our shares of common stock will not fall in the future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Risk Factors” section. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive any proceeds from the sale or other disposition of common stock by the selling stockholders.

SELLING SECURITY HOLDERS

Based upon information available to us as of November 15, 2017 the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this registration statement and the number and percent of outstanding shares that the selling stockholders will own, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other transfer.

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Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or entity identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name of Selling Security Holder	Beneficial Ownership Before Offering (1), (3)	Percentage of Outstanding Shares Owned Prior to Offering (2)	Number of Shares Offered (3)	Number of Shares Beneficially Owned After Offering (3)	Percentage of Shares Owned After Offering (2), (3)
Diana Pessin (4)	233,334	2.3%	233,334	0	0
Sandra Pessin (5)	233,334	2.3%	233,334	0	0
ProActive Capital Resources Group, LLC (6)	153,813	1.5%	88,888	64,925	*
TOTAL			555,556

* Percentage of shares owned does not exceed one percent.

(1)	The column includes common stock beneficially owned under Rule 13(d)-3 of the Exchange Act, including shares being registered by this prospectus and shares that may be acquired upon exercise of warrants or options.

(2)	Based on 10,095,139 shares outstanding as of November 15, 2017. We calculated the percentages based on the actual number of shares outstanding, not including shares issuable upon exercise of warrants or options.

(3)	These numbers assume the selling stockholders sell all of their shares being registered by this prospectus, including shares that may be acquired upon exercise of warrants and shares pursuant to anti-dilution provisions of warrants, and they do not sell any of the other common stock they own on November 15, 2017 that is not included in this registration statement.

(4)	Diana Pessin beneficially owns 233,334 shares of common stock acquired in the August 2017 transaction.

(5)	Sandra Pessin beneficially owns 233,334 shares of common stock acquired in the August 2017 transaction.

(6)	ProActive Capital Resources Group, LLC beneficially owns 153,813 shares of common stock of which 88,888 shares of common stock were acquired in the August 2017 transaction.

As of November 15, 2017, in addition to the information provided in the prospectus summary regarding the transactions, in the past three years, we have had the following material relationships with the selling stockholders or affiliates of a selling stockholder:

ProActive Capital Resources Group, LLC purchased 33,333 shares of common stock and 16,667 warrants in the November 2016 private placement for a per unit price of $0.60 each, with each unit consisting of one share of common stock and one warrant to purchase one-half of one share of common stock. In addition, ProActive Capital Resources Group, LLC purchased 14,925 shares of common stock in the October 2015 private placement for a price of $0.67 per share.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

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The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement, of which this prospectus is a part, is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers who may in turn sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

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To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock and provisions of our Articles of Organization, as amended, and Bylaws, each as amended, is only a summary. You should also refer to our Articles of Organization, as amended, a copy of which is incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part, and our Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to a total of 50,000,000 shares of common stock, par value $0.01 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no rights under our Articles of Organization, as amended, or our Bylaws regarding dividends unless and until dividends are declared by the board of directors, nor do they have any rights under our Articles of Organization, as amended, or our Bylaws regarding preemption rights. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering, when they are paid for will be, fully paid and non-assessable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities being registered was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

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INFORMATION ABOUT THE COMPANY

DESCRIPTION OF BUSINESS

Overview

We have been developing and manufacturing advanced optical instruments since 1982. Today, the vast majority of our business is the design and manufacture of high-quality medical devices and approximately 3% of our business is the design and manufacture of military and industrial products. Our medical instrumentation line includes traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. Much of our recent development efforts have been targeted at the development of next generation endoscopes. Over the last ten years, we have funded internal research and development programs to develop next generation capabilities for designing and manufacturing 3D endoscopes and very small Microprecision™ lenses, anticipating future requirements as the surgical community continues to demand smaller and more enhanced imaging systems for minimally invasive surgery. Our unique proprietary technology in these areas, combined with recent developments in the areas of 3D displays and millimeter sized CMOS image sensors, has allowed us to begin commercialization of these technologies. Thus, a portion of our revenues are now derived from engineering and design services we performed for our customers to incorporate our technologies and capabilities into their medical device products. We believe that new products based on these technologies provide enhanced imaging for existing surgical procedures and can enable development of many new medical device products and related medical procedures.

We believe that our future success depends, to a large degree, on our ability to develop new optical products and services to enhance the performance characteristics and methods of manufacture of existing products. Accordingly, we expect to continue to seek and obtain product-related design and development contracts with customers and to selectively invest our own funds on research and development, particularly in the areas of Microprecision™ optics, micro medical cameras, illumination, and 3D endoscopes.

For the fiscal year ended June 30, 2017, approximately 66% of our sales were made to nine customers. Of these, three are large, international, medical device companies who have been our customers for many years. These three customers continue to purchase products that we developed over five years ago, and both now purchase new products that were developed and launched into production by us more recently. The other six top customers have engaged our engineering services or purchase products that we developed in recent years, and which rely heavily on our unique, proprietary Microprecision™ lens technology and optical visualization system expertise.

Current sales and marketing activities are intended to broaden awareness of the benefits of our new technology platforms, which we believe are ready for general application to medical device projects requiring surgery-grade visualization from sub-millimeter sized devices and 3D endoscopy. We market directly to established medical device companies primarily in the United States that we believe could benefit from our advanced endoscopy visualization systems. Through this direct marketing, referrals, attendance at trade shows and a presence in online professional association websites, we have expanded our on-going pipeline of projects to significant medical device companies as well as well-funded emerging technology companies. We expect our customer pipeline to continue to expand as development projects transition to production orders and new customer projects enter the development phase.

History

We incorporated in Massachusetts in December 1982 and have been publicly-owned since November 1990. References to our Company contained herein include our two wholly-owned subsidiaries, Precise Medical, Inc. and Wood’s Precision Optics Corporation, Limited, except where the context otherwise requires. Our website is www.poci.com. Information contained on our website does not constitute part of this report.

Principal Products and Services

Our Current Core Business: Since 1982, we have manufactured medical products such as endoscopes and endocouplers. We have developed and sold endoscopes incorporating various optical technologies including our proprietary Lenslock™ technology, for use in a variety of minimally invasive surgical and diagnostic procedures. Today, we produce endoscopes for various applications, which are CE marked and therefore certified for sale throughout the European Economic Area. Since 1985, we have developed, manufactured and sold a proprietary product line of endocouplers. We also design and manufacture custom optical medical devices to satisfy our customers’ specific requirements. In addition to medical devices, we also manufacture and sell components and assemblies specially designed for industrial and military use.

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Microprecision™ Lenses and Micro Medical Cameras: While the size of endoscopes has gradually decreased over time, the widespread use of very small endoscopes, with diameters of one millimeter or smaller, has been limited, in part, we believe, by the inability of traditional lens fabrication methods to support these smaller sizes with good image quality and acceptable manufacturing costs. We believe our Microprecision™ optics technology provides a solution to this problem. Combined with recent advances by other companies in complementary metal-oxide-semiconductor, or CMOS, image sensor fabrication techniques, our Microprecision™ lenses and proprietary manufacturing techniques enable the manufacture of micro medical cameras at low prices and with sizes on the order of one millimeter or less, characteristics that make them well suited to medical applications.

In June 2015, we announced a partnership with OmniVision Technologies, Inc., and Fujikura, Ltd., in which we jointly developed a CMOS based camera module with a diameter of 1.6 mm and 400 x 400 pixel resolution, representing superior image quality for camera modules of its size. In June 2017, OmniVision Technologies, Inc. announced our collaboration with them in the development of an even smaller, high-quality optical solution based on a newly developed OmniVision image sensor integrated with our Microprecsion™ lenses. This solution enables even smaller diameter endoscopes for use in medical procedures.

We are currently engaged in development projects with numerous customers to design and produce even smaller CMOS based camera modules together with customized illumination using various technologies to match the needs of the medical device endoscopes. We are also currently designing disposable versions of our camera modules and assemblies designed for single-use and reduced risk of contamination from repeated use. We believe these on-going improvements are significant to the continued evolution and acceptance of our Microprecision™ technology platform.

We have been engaged by various customers for an increasing amount of development work relating to the design of endoscopes and camera assemblies that utilize our Microprecision™ technology. We have a limited amount of production orders for these designed products, but we believe such orders will increase in the future as a result of this development work.

3D Endoscopes: Our 3D endoscopes provide next generation optical imaging for minimally invasive surgical procedures that utilize hand-held rigid endoscopes by using the brain’s natural ability to perceive depth, which is the third dimension, by viewing one’s environment through two eyes. Utilizing our proprietary technology to provide independent images to right and left eyes, surgeons can view the operative field with 3D perception.

Market Opportunities

Microprecision™ Lenses and Micro Medical Cameras: While other approaches exist for the manufacture of camera lenses, we design custom camera module assemblies with the combined objectives of low cost, small size, range of optical specifications and high image quality desired by our customer’s device specifications. By enabling the production of millimeter sized and smaller cameras with low manufacturing costs, we believe our Microprecision™ technology opens the possibility to replace existing re-sterilizable endoscopes with a single-use alternative. Also, the small size of our Microprecision™ lenses and micro medical cameras combined with our proprietary illumination techniques can provide visualization for existing procedures that are currently performed blind or with sub-optimal imaging, and we believe can facilitate the development of new surgical procedures that are currently impractical without sub-millimeter visualization instrumentation.

3D Endoscopes and Robotic Surgery Systems: 3D endoscopes have been used for many years as part of robotic surgery systems partly because the market price of robotic surgery systems is high enough to support the cost of a high quality custom 3D display. Competition amongst medical device companies, many of which are our customers for other products, in the area of 3D robotic surgery systems is increasing, and various companies are now pursuing less expensive, procedure specific robotic systems. We believe our experience and expertise in 3D endoscopes for medical applications could be a benefit to various companies in this area that could provide us with new product development and manufacturing opportunities.

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Competition and Markets

We sell our products in a highly competitive market and we compete for business with both foreign and domestic manufacturers. Many of our current competitors are larger than us and have substantially greater resources than we do. In addition, there is an ongoing risk that other domestic or foreign companies who do not currently service or manufacture products for our target markets, some with greater experience in the optics industry and greater financial resources than we have, may seek to produce products or services that compete directly with ours.

While our resources are substantially more limited than those of some of our competitors, we believe that we can compete successfully in this market on the basis of product quality, price, delivery and innovation. Our success will depend, in part, on our ability to maintain a technological advantage over our competitors. To this end, we intend to continue to aggressively support and augment our internal engineering, research and development resources and to aggressively pursue patent protection for existing and new technology. We believe that our unique technical capabilities in the areas of Microprecision™ optics, micro medical cameras and illumination, as well as 3D endoscopes currently represent competitive advantages for us in the minimally invasive surgical device market.

Sales and Marketing

We market our engineering design and manufacturing services relating to 3D endoscopes, Microprecision™ optical components and micro medical cameras by leveraging our existing relationships with major medical device companies – many of whom are current customers. We intend to make our existing and future technologies available to our customers for use in their current and newly developed minimally invasive surgical products and to eventually develop and market our own proprietary products, which incorporate these new technologies. In addition to direct sales channels through our existing customer relationships and referrals, we also develop new sales opportunities through our website, email mailings and attendance at market specific tradeshows.

International Business

We have had negligible direct export sales to date. However, our medical products have received the CE mark certification, which permits sales into the European Economic Area and which benefits our customers as they market their products manufactured by us or containing our sub-assemblies into markets outside the United States. In the future, we may establish or use additional production facilities overseas to produce key components for our business, such as lenses. Since the 1990s, we have maintained a presence in Asia to support business and quality control activities throughout the region as needed. We believe that the cost savings from such overseas production may be essential to our ability to compete on a price basis in the medical products area particularly and to our profitability generally.

Research and Development

We believe that our future success depends, to a large degree, on our ability to continue to conceive and develop new optical products and technologies to enhance the performance characteristics and methods of manufacture of existing and new products. Research and development expenses are incurred on our own proprietary products and technology, such as Microprecision™ optics, micro medical cameras and 3D endoscopes, as well as on certain custom projects on behalf of our customers. Accordingly, we expect to continue to seek to obtain product-related design and development contracts with customers and to invest our own funds in research and development. For the years ended June 30, 2017 and 2016, research and development expenses were $464,162 and $478,267, respectively.

Raw Materials and Principal Suppliers

A key raw material component for our products is precision grade optical glass, which we obtain from a few suppliers, principally SCHOTT North America, Inc. and Ohara Corporation.

We obtain CMOS sensors used in our development of endoscope products for our customers from various suppliers including OmniVision Technologies, Inc., and AWAIBA Lda. We believe that while the number of sources of supply is limited for the CMOS sensors with the specifications used in medical device endoscopes we develop, the manufacturing capacities of those suppliers is adequate to meet our demand in the next twelve months. Likewise, a limited number of suppliers provide CMOS electronic cabling services for the smallest sensors, such as FujiKura, Ltd. and NET USA, Inc., and High Speed Interconnects. However, we believe our demand for these services is relatively small compared to these companies’ and others’ capacities for CMOS sensor electronic cabling services.

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Patents and Trademarks

We rely, in part, upon patents, trade secrets and proprietary knowledge as well as personnel policies and employee confidentiality agreements concerning inventions and other creative efforts to develop and maintain our competitive position. We plan to file for patents, copyrights and trademarks in the United States and in other appropriate countries to protect our intellectual property rights to the greatest extent practicable. We currently hold rights to various United States patents, and have patent applications pending, including applications for our new generation of micro medical cameras and 3D endoscopes. Our current patent portfolio includes patents, rights to patents and patent applications that cover various aspects of our technology in the following areas:

—	Medical devices:
—	3-D endoscopes:
—	Microprecision™ lenses and micro medical cameras:
—	Military products:

The patents contained in our current patent portfolio have expiration dates ranging from December 2016 to May 2036. We are not aware of any infringements of these patents. While we believe that our pending applications relate to patentable devices or concepts, these patents may not ultimately be issued and we may not be able to successfully defend these patents or effectively limit the development of competitive products and services.

In July 2011, we entered into an asset purchase agreement with Intuitive Surgical Operations, Inc., in which we received $2.5 million in connection with the sale of certain intellectual property. Pursuant to the agreement, we agreed to assign to Intuitive Surgical all of the issued and non-expired patents and pending patent applications that we held on the date of the agreement, and in return, Intuitive Surgical agreed to grant to us a royalty-free, worldwide license to these patents in fields outside of medical robotics.

We intend to continue to innovate and extend our technological capabilities in the areas of 3-D endoscopy Microprecision™ optics, micro medical cameras, and related illumination techniques, and to aggressively pursue patent protection for such developments.

Employees

As of June 30, 2017, we had 27 employees, 23 of which were full-time employees. There were 17 employees in manufacturing, 6 in engineering/research and development and 4 in finance and administration. We are not a party to any collective bargaining agreements. We believe our relations with our employees are very good.

Customers

Revenues from our largest customers, as a percentage of total revenues, for fiscal years 2017 and 2016 were as follows:

	2017	2016
Customer A	11	4
Customer B	10	7
Customer C	10	16
Customer D	–	12
All Others	69	61
	100%	100%

No other customer accounted for more than 10% of our revenues in fiscal years 2017 and 2016. At June 30, 2017, our five largest customer account receivable balances were 16%, 15%, 12%, 12% and 11%, respectively, of total accounts receivable. At June 30, 2016, our three largest account receivable balances were 19%, 13%, and 10% of the total accounts receivable. No other accounts accounted for more than 10% of accounts receivable at June 30, 2017 or 2016.

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Environmental Matters

Our operations are subject to a variety of federal, state and local laws and regulations relating to the discharge of materials into the environment or otherwise relative to the protection of the environment. From time to time, we use a small amount of hazardous materials in our operations. We believe that we currently comply with all applicable environmental laws and regulations and intend to do our best efforts to remain in compliance.

Government Regulations

Domestic Regulation. We currently develop, manufacture and sell several medical products, the marketing of which is subject to governmental regulation in the United States. Medical devices are regulated in the United States by the Food and Drug Administration, or FDA, and, in some cases, by certain state agencies. The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, promotion and distribution of medical devices in the United States. Generally, medical devices require clearance or approval prior to commercial distribution. Additionally, certain material changes to, and changes in, intended uses of, medical devices are also subject to FDA review and clearance or approval. Non-compliance with applicable requirements can result in failure of the FDA to grant pre-market clearance or approval, withdrawal or suspension of approval, suspension of production, or the imposition of various other penalties.

We previously notified the FDA of our intent to market our endoscopes, image couplers, beamsplitters, adapters and video ophthalmoscopes, and the FDA has determined that we may market such devices, subject to the general control provisions of the Food, Drug and Cosmetic Act. We obtained this FDA permission without the need to undergo a lengthy and expensive approval process due to the FDA’s determination that such devices met the regulatory standard of being substantially equivalent to existing FDA-approved devices.

In the future, we plan to market additional medical devices that may require the FDA’s permission to market such products. We may also develop additional products or seek to sell some of our current or future medical products in a manner that requires us to obtain the permission of the FDA to market such products, as well as the regulatory approval or license of other federal, state and local agencies or similar agencies in other countries. The FDA has authority to conduct detailed inspections of manufacturing plants in order to assure that “good manufacturing practices” are being followed in the manufacture of medical devices, to require periodic reporting of product defects to the FDA and to prohibit the sale of devices, which do not comply with law.

Foreign Requirements. Sales of medical device products outside the United States are subject to foreign regulatory requirements that may vary from country to country. Our failure to comply with foreign regulatory requirements would jeopardize our ability to market and sell our products in foreign jurisdictions. The regulatory environment in the European Union member countries of the European Economic Area for medical device products differs from that in the United States. Medical devices sold in the European Economic Area must bear the Conformité Européenne, or CE mark. Devices are classified by manufacturers according to the risks they represent, with a classification of Class III representing the highest risk devices and Class I representing the lowest risk devices. Once a device has been classified, the manufacturer can follow one of a series of conformity assessment routes, typically through a registered quality system, and demonstrate compliance to a “European Notified Body.” The CE mark may then be applied to the device. Maintenance of the system is ensured through annual on-site audits by the notified body and a post-market surveillance system requiring the manufacturer to submit serious complaints to the appropriate governmental authority. All of our medical products are manufactured in conformity with the CE mark requirements.

Available Information

Our website is www.poci.com. We make available on our website, free of charge, copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the U.S. Securities and Exchange Commission, or SEC. Our website and the information contained therein or connected thereto are not intended to be incorporated into this report.

You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room, located at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

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DESCRIPTION OF PROPERTY

We conduct our domestic operations at three facilities in Gardner, Massachusetts. The main Gardner facility is leased from a corporation owned by Mr. Richard E. Forkey, who resigned from our board of directors on July 9, 2014. We are currently a tenant-at-will, paying rent of $9,000 per month. We rent two other smaller Gardner facilities on a month-to-month basis.

We believe these facilities are adequate for our current operations and are adequately covered by insurance. Significant increases in production or the addition of significant equipment additions or manufacturing capabilities in connection with the production of our line of endoscopes and other products may, however, require the acquisition or lease of additional facilities. We may establish production facilities domestically or overseas to produce key assemblies or components, such as lenses, for our products. Overseas facilities may subject us to the political and economic risks associated with overseas operations. The loss of or inability to establish or maintain such additional domestic or overseas facilities could materially adversely affect our competitive position and profitability.

LEGAL PROCEEDINGS

Our Company, on occasion, may also be involved in other legal matters arising in the ordinary course of our business. While management believes that such matters are currently insignificant, matters arising in the ordinary course of business for which we are or could become involved in litigation may have a material adverse effect on our business, financial condition or results of operations. We are not aware of any pending or threatened litigation against us or our officers and directors in their capacity as such that could have a material impact on our operations or finances.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on OTCQB, the OTC market tier for companies that report to the SEC, under the symbol PEYE. The following table sets forth the high and low bid prices for our common stock for each quarter during the last two fiscal years and the first quarter of the current fiscal year as quoted on OTCQB. Such OTC market quotations reflect inter-dealer prices, without retail markup, markdown or commissions and may not necessarily represent actual transactions.

	High	Low
For the Fiscal Year Ended June 30, 2016
First Quarter ended September 30, 2015	$0.90	$0.40
Second Quarter ended December 31, 2015	$1.02	$0.36
Third Quarter ended March 31, 2016	$0.66	$0.35
Fourth Quarter ended June 30, 2016	$0.56	$0.45

For the Fiscal Year Ended June 30, 2017
First Quarter ended September 30, 2016	$0.70	$0.48
Second Quarter ended December 31, 2016	$0.70	$0.46
Third Quarter ended March 31, 2017	$0.60	$0.40
Fourth Quarter ended June 30, 2017	$0.65	$0.40

For the Fiscal Year Ending June 30, 2018
First Quarter ended September 30, 2017	$0.62	$0.40
Second Quarter ending December 31, 2017 (1)	$0.64	$0.40

(1)	Through December 1, 2017.

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Holders

As of November 20, 2017, we had approximately 80 holders of record of our common stock. Holders of record include nominees who may hold shares on behalf of multiple owners.

Dividends

We have not declared any dividends during the last two fiscal years. At present, we intend to retain our earnings, if any, to finance research and development and the expansion of our business.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of June 30, 2017.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	123,798	$0.64	–
Equity compensation plans not approved by security holders	954,602	$0.80	870,398
Total	1,078,400	$0.78	870,398

2006 Equity Incentive Plan

On November 28, 2006, our stockholders approved the Precision Optics Corporation, Inc. 2006 Equity Incentive Plan, referred to as the 2006 Plan, which succeeded the Precision Optics Corporation, Inc. Amended and Restated 1997 Equity Incentive Plan, referred to as the 1997 Plan. No further awards have been or will be granted under the 1997 Plan. The 2006 Plan allowed for the granting of stock options to selected employees, directors and other persons who provide services to us or our affiliates. No further awards will be granted under the 2006 Plan.

2011 Equity Incentive Plan

The Precision Optics Corporation, Inc. 2011 Equity Incentive Plan, referred to as the 2011 Plan, was adopted by our Board of Directors on October 13, 2011. The 2011 Plan allows for the granting of stock options to selected employees, directors and other persons who provide services to us or our affiliates.

On April 16, 2015, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of our common stock that may be awarded under the Plan from 325,000 to 1,825,000, an increase of 1,500,000 shares. In connection therewith, on April 20, 2015, we filed a registration statement on Form S-8 to register the 1,500,000 shares of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto, and other financial information included elsewhere in this prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains descriptions of our expectations regarding future trends affecting our business. The following discussion sets forth certain factors we believe could cause actual results to differ materially from those contemplated by the forward-looking statements.

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Critical Accounting Policies and Estimates

Our critical accounting policies are included in the Notes to our Financial Statements contained in our latest Annual Report on Form 10-K.

Results of Operations for the Fiscal Year Ended June 30, 2017 as Compared to the Fiscal Year Ended June 30, 2016

Total revenues for fiscal year 2017 were $3,154,547, a decrease of $762,155, or 19.5%, from revenues for fiscal year 2016 of $3,916,702. Revenues decreased during the fiscal year ended June 30, 2017 in the engineering services category by 4% and in the production category by 28%. Production revenues decreased due to the loss of a customer’s Microprecision™ technology product, cyclical declines in traditional laryngoscopes and in the advanced surgical visualization product. These production revenue declines were partially offset by increases in various traditional coupler products, various Microprecision™ component products and a traditional laparoscope product. Engineering revenues for the fiscal year ended June 30, 2017 declined primarily due to the transitioning to production of one project and completion of initial phases of four other customer projects. However, offsetting these engineering revenue declines in the fiscal year ended June 30, 2017 were revenues from over 30 additional projects during the period. Engineering projects worked on by us during the fiscal year ended June 30, 2017 have nearly doubled to a total of thirty-eight, compared to the number of engineering projects worked on during fiscal year 2016, which represents the continued expansion of our sales pipeline and deepening demand for unique CMOS based optics and the other Microprecision™ capabilities we offer.

Revenues from our largest customers, as a percentage of total revenues, were as follows:

	Year Ended June 30
	2017	2016
Customer A	11%	4%
Customer B	10	7
Customer C	10	16
Customer D	–	12
All Others	69	61
	100%	100%

No other customer accounted for more than 10% of our revenues in fiscal years 2017 and 2016.

Gross profit for fiscal year 2017 of $773,724 reflected a decrease of $168,297, or 17.9%, as compared to gross profit for fiscal year 2016 of $942,021. Gross profit, as a percentage of revenues for fiscal year 2017, was 24.5% as compared to gross profit, as a percentage of revenues for fiscal year 2016, of 24.1%. The decrease in gross margin dollars in fiscal 2017 was due primarily to a reduction in sales revenue causing unabsorbed fixed manufacturing expenses. The increase in gross margin percentage realized on lower sales revenue in fiscal year 2017 compared to fiscal year 2016 reflects increased manufacturing efficiencies on traditional and new technology products as well as increased utilization and efficiency of engineering services provided to our customers. Our gross profit margins depend on a number of factors, including overall sales volume, the mix of products sold and services performed and the costs of initial production in connection with new products, technologies and manufacturing techniques. We believe that as we have gained experience in developing and manufacturing products based on the new Microprecision™ and CMOS technologies, we have become more efficient in estimating and executing engineering service contracts and manufacturing activities, causing margins to rise. We also expect that as overall revenues increase beyond breakeven the absorption of fixed manufacturing costs will also cause gross profit percentages to increase from their current levels.

Research and development expenses were $464,162 for fiscal year 2017 as compared to $478,267 for fiscal year 2016. The decrease of $14,105, or 2.9%, in the fiscal year 2017 compared to fiscal year 2016 was due to a reduction of engineering staff and continued high utilization of our engineering resources in revenue generating activities for our customers. As a result of increases in engineering service revenue, a greater portion of our fixed engineering cost is included in cost of goods sold.

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Selling, general and administrative expenses decreased by $238,417, or 15.4%, to $1,313,478 for fiscal year 2017 as compared to $1,551,895 for fiscal year 2016. The decrease in fiscal year ended June 30, 2017, compared to fiscal year 2016, was primarily due to reduced legal, consulting, travel, advertising and trade show expenses, plus reduced wages, commissions and related employee costs resulting from the retirement of a sales person in January 2017.

The gain on sale of assets in fiscal years 2017 and 2016 of $1,515 and $32,707, respectively, represents primarily the sale of previously written off assets for proceeds of $1,515 and $32,707, respectively.

Other income in the amount of $22,050 for fiscal year 2016 represents non-cash gains equal to the difference between the recorded amount of certain consulting service liabilities and the value of common stock issued as payment for such liabilities.

The income tax provisions in fiscal years 2017 and 2016 represent the minimum statutory state income tax liability.

Results of Operations for the Quarter ended September 30, 2017 as Compared to the Quarter ended September 30, 2016

Our total revenues for the quarter ended September 30, 2017, were $1,028,746, as compared to $849,548 for the same period in the prior year, an increase of $179,198, or 21.1%. Revenues increased during the quarter ended September 30, 2017 compared to the same quarter of the prior year in the engineering services and production categories by 22% and 20%, respectively. The majority of our revenues are derived from engineering design and manufacturing services related to products marketed or under development by our OEM customers. Therefore, our revenues are subject to fluctuations on a product by product basis from period to period. Production revenue during the quarter ended September 30, 2017 when compared to the same quarter of the prior year included a reduction in sales of a traditional product, offset by a larger increase in sales of optical components to a defense contractor customer. Engineering service revenue during the quarter ended September 30, 2017 when compared to the same quarter of the prior year included a large reduction of sales to one customer, which was offset by a larger increase in engineering and design revenues from numerous customers developing new products. We believe each of these engineering design projects have the potential to generate production revenues when our customers achieve commercialization of the products currently under design.

Gross profit for the quarter ended September 30, 2017 was $386,742, compared to $167,051 for the same period in the prior year, reflecting an increase of $219,691, or 131.5%. Gross profit for the quarter ended September 30, 2017 as a percentage of our revenues was 37.6%, an increase from the gross profit percentage of 19.7% for the same period in the prior year. Quarterly gross profit and gross profit percentage depend on a number of factors, including overall sales volume, facility utilization, product sales mix, and the costs of engineering services and initial production in connection with new products. The improvement in our gross profit performance during the quarter ended September 30, 2017 resulted from increased revenues absorbing a higher percentage of fixed manufacturing costs, stable gross margins throughout all production projects during the quarter ended September 30, 2017, and targeted or better margins on seven different engineering projects which accounted for 81% of engineering revenue during the same quarter.

Research and development expenses were $118,427 for the quarter ended September 30, 2017, compared to $116,992 for the same period in the prior year, an increase of $1,435, or 1.2%. The vast majority of our engineering, research and development activities are consumed in revenue generating engagements with our customers for the development of their products. In-house research and development and certain internal functions not directly related to customer engagements are classified as research and development expenses.

Selling, general and administrative expenses were $296,584 for the quarter ended September 30, 2017, compared to $343,782 for the same period in the prior year, a decrease of $47,198, or 13.7%. The decrease in the quarter ended September 30, 2017, compared to the same periods in the prior year was primarily due to reduced stock based compensation expense of $50,819 relating to stock options and stock accrued for consulting services, plus reduced wages resulting from the retirement of a sales person in January 2017. The expense reductions were partially offset by a $25,000 increase in the reserve for doubtful accounts receivable relating to one specific customer.

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No income tax provision was recorded in the quarters ended September 30, 2017 and 2016 because of the losses generated in those periods.

Liquidity and Capital Resources

We have sustained recurring net losses for several years. During the quarters ended September 30, 2017 and 2016, we incurred net losses of $28,785 and $293,408, respectively. We also incurred net losses of $1,006,457 and $1,034,765 during the fiscal years ended June 30, 2017 and 2016, respectively, and used cash in operating activities of $667,434 and $876,298 during the same fiscal periods, respectively. As of September 30, 2017, cash and cash equivalents were $194,714, accounts receivable were $613,961, and current liabilities were $1,096,876. Our working capital consisted of $730,478 and $479,604 at September 30, 2017 and June 30, 2017, respectively.

We have traditionally funded working capital needs through product sales, management of working capital components of our business, and by cash received from public and private offerings of our common stock, warrants to purchase shares of our common stock or convertible notes. We have incurred quarter to quarter operating losses during our efforts to develop current products including Microprecision™ optical elements, micro medical camera assemblies and 3D endoscopes. Our management believes that the opportunities represented by these products have the potential to generate sales increases to achieve breakeven and profitable results. However, our current financial condition may raise doubt regarding our ability to continue as a going concern, as referenced by the Report of our Independent Registered Public Accounting Firm on our financial statements for the year ended June 30, 2017, included in our Annual Report on Form 10-K.

We recognize that the working capital described above and our cash and accounts receivable as of September 30, 2017 is low considering the level of cash historically used in our operations at our current sales levels. Our accounts receivable and cash balances are subject to significant fluctuations based on the timing and amount of customer billings and accounts receivable collections as well as the terms of vendor payment obligations. If we are unable to increase quarterly sales revenues to near cash breakeven in the next six to nine months, we may be required to obtain cash for operations from non-working capital sources, which may not be available, in which case we would have to significantly decrease or cease operations.

The sale of additional equity or convertible debt securities would result in additional dilution to our current stockholders, and debt financing, if available, may involve restrictive covenants that could restrict our operations or finances. Financing may not be available in amounts or on terms acceptable to us, if at all. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

On November 22, 2016, we closed agreements with institutional and accredited investors for the sale and purchase of 1,333,334 shares of our common stock at a purchase price of $0.60 per share. We received $780,000 in gross proceeds from the offering. We are using the net proceeds from this placement for general working capital purposes.

On August 22, 2017, we entered into agreements with accredited investors for the sale and purchase of 466,668 shares of our common stock, $0.01 par value at a purchase price of $0.45 per share. We received $210,001 in gross proceeds from the offering. We intend to use the net proceeds from this placement for general working capital purposes.

Concurrently with the placement, we entered into an agreement with an investor for the sale of 88,888 unregistered shares of our common stock for services provided to us at a price of $0.45 per share.

In connection with the placement, we also entered into a registration rights agreement with the investors, whereby we are obligated to file a registration statement with the Securities Exchange Commission on or before 90 calendar days after August 22, 2017 to register the resale by the investors of 555,556 shares of our common stock purchased in the placement.

Capital equipment expenditures during fiscal year 2017 and fiscal year 2016 were $27,719 and $4,372, respectively. Capital equipment expenditures during the quarters ended September 30, 2017 and 2016 were $0 and $3,500, respectively. Future capital equipment expenditures will be dependent upon future sales and success of on-going research and development efforts.

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Contractual cash commitments for the fiscal years subsequent to June 30, 2017 are summarized as follows:

	Fiscal 2018	Thereafter	Total
Capital lease for equipment, including interest	$10,250	$25,626	$35,876

We have contractual cash commitments related to open purchase orders as of June 30, 2017 of approximately $206,712. We have contractual cash commitments related to open purchase orders as of September 30, 2017 of approximately $235,000, including a $29,909 commitment remaining under a five-year capital lease obligation for the acquisition of equipment (see Note 3. Capital Lease Obligation in our financial statements). We have no other contractual cash commitments since leased facilities are currently on a month-to-month basis.

Material Trends and Uncertainties

We have sustained recurring net losses for several years. Until we achieve breakeven and profitable results, we will be required to pursue several options to manage cash flow and raise capital, including issuing debt or equity or entering into a strategic alliance. If we are unable to secure additional capital, it may be required to curtail research and development initiatives and take additional measures to reduce costs in order to conserve cash in amounts sufficient to sustain operations and meet its obligations. If we cannot raise funds on acceptable terms or achieve positive cash flow, it may not be able to continue to develop new products, grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could negatively impact our business, operating results and financial condition, or impact our ability to continue to conduct operations.

While sales of our traditional endoscope products we manufacture for our customers for the past few years continue, we have many revenue generating engineering development projects ongoing with existing and new customers that are currently consuming the capacity of our engineering department. These projects are selected by us as those that have the greatest potential to result in follow-on manufacturing orders as our customers introduce their products to market.

Our capabilities to design and manufacture entire endoscope instruments and sub-assemblies, but specifically those utilizing CMOS and our Microprecision™ lens and camera module technologies, is the basis for our increased level of revenue generating engineering projects. We have developed expertise, intellectual property, and unique know-how in the area of micro sized camera modules comprising micro optical lens and prism elements, CMOS sensors, fiber optics, and various forms of illumination that are increasingly in demand with medical device companies. We believe our capabilities in this area make endoscope products available to our customers in small sizes with high resolution and at low prices not available in the past. We also believe our technologies and know-how can lead to products meeting these criteria and they are also designed to be disposable, which is also in demand by medical device companies to mitigate the risks of operating room cross contamination.

Our future success in capitalizing on the demand for our design and manufacturing capabilities will be dependent on our ability to raise the necessary amount of cash to fund our operating losses until profitability is achieved as well as our subsequent revenue growth, to continue to provide engineering services valued by our customers, and to efficiently manufacture those products when orders are received.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this Item.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identification of Directors

Set forth below is certain information with respect to the individuals who are our directors as of October 20, 2017.

Name	Age	Position(s) or Office(s) Held
Joseph N. Forkey	49	Chief Executive Officer, President, Treasurer and Director
Andrew J. Miclot	61	Director
Richard B. Miles	74	Director
Kenneth S. Schwartz	72	Director
Peter H. Woodward	44	Chairman of the Board of Directors

Board Composition. Our Board of Directors is divided into three classes that are as nearly equal in number as possible, with each class serving for a staggered term of office. Only one class is elected each year. Each director serves a three-year term and until his or her successor has been duly elected and qualified. Our Board currently consists of five directors. Our Class I directors are Peter H. Woodward and Kenneth S. Schwartz. Our Class II director is Andrew J. Miclot. Our Class III directors are Joseph N. Forkey and Richard Miles.

Biographies and Qualifications of Our Directors. The biographies of our directors and certain information regarding each director’s experience, attributes, skills and/or qualifications that led to the conclusion that the individual should be serving as a director of our Company are as follows:

Dr. Joseph N. Forkey

Dr. Joseph N. Forkey, son of Richard E. Forkey, has served as our Chief Executive Officer, President and Treasurer since February 8, 2011. Dr. Forkey has been a member of our Board of Directors since 2006. He served as our Chairman of our Board of Directors from February 2011 to July 2014. He served as our Executive Vice President and Chief Scientific Officer from April 2006 to February 2011, and held the position of our Chief Scientist from September 2003 to April 2006. Since joining us, he has been involved in general technical and management activities of our Company, as well as investigations of opportunities that leverage our newly developed technologies. Dr. Forkey holds B.A. degrees in Mathematics and Physics from Cornell University, and a Ph.D. in Mechanical and Aerospace Engineering from Princeton University. Prior to joining us, Dr. Forkey spent seven years at the University of Pennsylvania Medical School as a postdoctoral fellow and research staff member. Dr. Forkey is a valuable member of our Board due to his depth of scientific, operating, strategic, transactional, and senior management experience in our industry. Additionally, Dr. Forkey has held positions of increasing responsibility at our Company and holds an intimate knowledge of our Company due to his longevity in the industry and with us.

Andrew Miclot

Mr. Miclot was appointed to our Board on March 2, 2016. Mr. Miclot has more than 26 years of leadership experience with medical device suppliers and brings substantial global industry knowledge to our Company. Since October 2015, Mr. Miclot has been the President, CEO and Director of Micro Machine Co., a supplier of medical products for the orthopedic and spinal industries. Prior to joining Micro Machine Co., from May 2013 to September 2014, Mr. Miclot was Executive Vice President of MicroTechnologies, Inc., a medical device supplier. Mr. Miclot was General Manager and Senior Vice President of ArthroCare Corporation from June 2009 to March 2013. From January 2008 to March 2009, Mr. Miclot was President, CEO and Director of Ascension Orthopedics, Inc. He was Vice President of Marketing for the orthopedic global business unit at Orthofix, Inc. from April 2007 to January 2008, and from March 1994 to April 2007, he served as Senior Vice President with Symmetry Medical Inc., a medical device supplier. Mr. Miclot has a BA degree in Speech and Hearing and a MA degree in Audiology from Indiana University and a MBA from the Lake Forest Graduate School of Management, earned in 1991.

Richard B. Miles

Professor Richard B. Miles was appointed to our Board of Directors in November 2005. He has been a member of the faculty at Princeton University since 1972, and serves as the Director of the Applied Physics Group in Princeton University’s Mechanical and Aerospace Engineering Department. Professor Miles is a valuable member of our Board due to his depth of scientific experience and familiarity with the field of our technologies, insight into the academic community, and familiarity with the latest developments and innovations in science and technology.

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Kenneth S. Schwartz

Dr. Schwartz was appointed to our Board effective July 9, 2014 in connection with the sale and purchase agreement we entered into in July 2014. Dr. Schwartz is currently the Medical Director at New York Radiology Alliance, a position he has held since October 2010, and the Director of the Radiology Residency Program at Brookhaven Memorial Hospital Medical Center. He was the founding and managing Partner of S and D Medical LLP, a 60 person radiology group providing radiology services to eleven hospitals and imaging centers in the New York metropolitan area, for over ten years until he sold the practice in 2010. He has served on the Board of Directors at ARKS Radiology Management, Inc. since June 1999 and serves on the Board of Trustees at the Brookhaven Memorial Hospital Medical Center. Dr. Schwartz also served as the Adjunct Clinical Associate Professor in the Department of Medical Imaging at the New York Institute of Technology in the College of Osteopathic Medicine from July 2007 to July 2012. Dr. Schwartz earned a BS from Brooklyn College and a Medical Degree from Albert Einstein College of Medicine. He was a Diagnostic Radiology Resident at North Shore University Hospital in the Memorial Hospital-Sloan Kettering Cornell Cooperating Program.

Peter H. Woodward

Mr. Woodward was appointed to our Board effective July 9, 2014 and as chairman of the Board in connection with the sale and purchase agreement we entered into in July 2014. Mr. Woodward is the founder of MHW Capital Management, LLC, or MHW, a position he has held since September 2005. MHW specializes in large equity investments in public companies implementing operating strategies to significantly improve their profitability. From 1996 to 2005, Mr. Woodward was the Managing Director for Regan Fund Management, LLC. He currently serves as the Director and Special Advisor to the Executive Chairman of Cartesian, Inc. and, until November 15, 2017, he served as President and Chief Executive Officer of Cartesian. He also currently serves as the Chairman of the Board and member of the Audit Committee for TSS, Inc. Mr. Woodward holds a BA in economics from Colgate University and a Masters of International Affairs with a concentration in international economics and finance from Columbia University. He is also a Chartered Financial Analyst.

Richard E. Forkey

Mr. Richard E. Forkey currently serves as Founder and Director Emeritus. Effective February 8, 2011, Mr. Forkey resigned as Chief Executive Officer, President and Treasurer of our Company, and effective July 9, 2014, he resigned as Director. He had served as a Director and Chief Executive Officer since he founded our Company in 1982.

Identification of Executive Officers

Set forth below is certain information with respect to the individuals who are our executive officers as of October 20, 2017.

Name	Age	Position(s) or Office(s) Held
Joseph N. Forkey	49	Chief Executive Officer, President, Treasurer and Director
Donald A. Major	56	Chief Financial Officer and Secretary

Biographies and Qualifications of Our Executive Officers. The biographies of our executive officers and certain information regarding each officer’s experience, attributes, skills and/or qualifications that led to the conclusion that the individual should be serving as an executive officer of our Company are as follows:

Dr. Joseph N. Forkey

For Dr. Forkey’s full biography, please refer to the section entitled “Biographies and Qualifications of Our Directors.”

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Donald A. Major

Mr. Major served as a member of our Board from 2005 until June 15, 2016, when he resigned as a Board member and assumed the role of our Chief Financial Officer. From February 2, 2012 until June 15, 2016, Mr. Major also served as our Executive Vice President for Corporate Development. Mr. Major is a Certified Public Accountant (inactive) and has experience in public accounting and in financial officer positions in publicly held and start-up medical device companies. Mr. Major has been an independent consultant since October 2007, providing companies with interim management, turnaround, restructuring and reorganization services as well as sourcing services for a private equity firm and in 2013 co-founded an Ecommerce retailer of window coverings. From October 2006 to May 2007, he served as Vice President of Corporate Development of Advanced Duplication Services LLC. From February 2002 to late 2008, Mr. Major served as Vice President and Treasurer of Anderson Entertainment, LLC (formerly Digital Excellence LLC), which was owned by a private equity firm and sold to Advanced Duplication Services LLC. Prior to that time, Mr. Major served in various executive financial positions in public and closely held medical device companies such as Bioplasty, Inc, Uroplasty, Inc., Advanced Bio-Surfaces, Inc. and as an audit manager with Grant Thornton, Minneapolis. He earned his B.A. in Accounting in 1984 from Michigan State University.

Other Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors or executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any director or executive officer.

EXECUTIVE COMPENSATION

Executive Compensation

Summary Executive Compensation

The following table sets forth all compensation for our fiscal years ended June 30, 2017 and 2016 awarded to, earned by, or paid to our Principal Executive Officer, our most highly compensated executive officer and our most highly compensated employee, all of which are referred to herein as the “Named Executive Officers.” No other executive officer earned over $100,000 in the last completed fiscal year.

Summary Executive Compensation Table for the Fiscal Years Ended June 30, 2017 and 2016

Name and Principal Position	Year June 30,	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (2)		All Other Compensation ($)		Total ($)
Joseph N. Forkey	2017	120,000		0		0		0		0		120,000
Director, Chief Executive Officer, President and Treasurer	2016	120,000		0		0		0		0		120,000

Donald A. Major	2017	160,183	(3)	0		0		0		0		160,183
Chief Financial Officer, Secretary	2016	84,235	(3)	0		21,150	(4)	39,200	(5)	1,250	(6)	145,835

Richard G. Cyr	2017	145,000		8,127	(7)	0		0		0		153,127
Optics Laboratory Manager	2016	145,000		36,537	(7)	0		0		0		181,537

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(1)	Represents the aggregate grant date fair value of stock awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock award is estimated on the date of grant using the Black-Scholes option valuation model. A discussion of the assumptions used in calculating the amounts in this column may be found in the Notes to our audited consolidated financial statements for the year ended June 30, 2017 set forth elsewhere in this prospectus. These amounts do not represent the actual amounts paid to or realized by the directors during the fiscal year ended June 30, 2017.

(2)	Represents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. A discussion of the assumptions used in calculating the amounts in this column may be found in the Notes to our audited consolidated financial statements for the year ended June 30, 2017 set forth elsewhere in this prospectus. These amounts do not represent the actual amounts paid to or realized by the directors during the fiscal year ended June 30, 2017.

(3)	Mr. Major was a Director of the Company from 2005 until June 15, 2016 when he resigned as a Director to become our Chief Financial Officer. Since 2012, he has consulted with the Company. Mr. Major’s fiscal 2016 compensation consisted of $84,235 earned as salary compensation for his services as our Executive Vice President for Corporate Development until June 15, 2016, and his fiscal 2017 compensation consisted of $160,183 earned as salary compensation for his services as our Chief Financial Officer beginning June 15, 2016.

(4)	On February 18, 2016, we granted Mr. Major 45,000 shares of restricted stock for his services as Executive Vice President of Corporate Development in fiscal year 2016.

(5)	On June 15, 2016, we granted Mr. Major an option to purchase 80,000 shares of our common stock as compensation for services rendered to us as Chief Financial Officer. The option expires June 15, 2026 and the exercise price is $0.50 per share. 35,000 of these options vested on December 20, 2016, 10,000 vested on June 20, 2017, and 35,000 will vest on June 20, 2018.

(6)	During fiscal year 2016, we paid Mr. Major $1,250 for his services as a member of our board of directors for fiscal year 2016 until his resignation on June 15, 2016.

(7)	Represents a performance award for the respective fiscal year.

Employment Contracts

We entered into a consulting agreement with Mr. Major to serve as our Chief Financial Officer from June 15, 2016 to June 30, 2017, with such term to renew automatically on a month to month basis thereafter unless terminated by either party with 30 days’ notice. Mr. Major receives compensation at a rate of $6,500 per month to work up to an estimated 40% full-time equivalent per month in his capacity as our Chief Financial Officer. If Mr. Major works more than the 40% full-time equivalent in any given month, Mr. Major will receive additional compensation, up to a maximum amount of $16,000 in any given month.

Apart from the agreement above, we have no employment contracts in place with any Named Executive Officer or any compensatory plan or arrangement with respect to any Named Executive Officer where such plan or arrangement will result in payments to such Named Executive Officer upon or following his resignation, or other termination of employment with us and our subsidiaries, or as a result of a change-in-control of our Company or a change in the Named Executive Officers’ responsibilities following a change-in-control.

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Outstanding Equity Awards at Fiscal Year-End Table for the Fiscal Year Ended June 30, 2017

The following table shows grants of options outstanding on June 30, 2017, the last day of our fiscal year, to each of the Named Executive Officers named in the Summary Executive Compensation Table.

Name	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable		Option exercise price ($)	Option expiration date
Joseph N. Forkey	20,469		0		0.95	09/28/2017
	150,000		0		1.20	03/02/2022

Donald A. Major	25,580		0		0.95	09/28/2017
	400		0		7.75	11/27/2017
	400		0		1.25	11/25/2018
	400		0		1.35	11/24/2019
	27,600		0		1.20	03/02/2022
	3,000		0		0.85	01/02/2023
	3,000		0		0.90	01/02/2024
	30,000		0		0.95	07/09/2024
	60,000		0		0.73	05/18/2025
	45,000	(1)	35,000	(1)	0.50	06/20/2026

Richard G. Cyr	40,000		0		0.27	07/14/2021
	5,000	(2)	20,000	(2)	0.73	05/18/2025

(1)	The options were granted on June 15, 2016. These options vest in three installments: 35,000 vested on December 20, 2016; 10,000 vested on June 20, 2017; and 35,000 will vest on June 20, 2018.

(2)	The options were granted on May 18, 2015. 5,000 shares vested on August 18, 2015. The remaining 20,000 shares will vest in accordance with the achievement of specified performance criteria.

Profit Sharing and 401(k) Plan

We have a defined contribution 401(k) profit sharing plan. Employer profit sharing and matching contributions to the plan are discretionary. No employer profit sharing contributions were made to the plan in fiscal years 2017 and 2016. No employer matching contributions were made to the plan in fiscal years 2017 and 2016.

Director Compensation

The following table sets forth cash amounts and the value of other compensation paid to our directors, but does not include the compensation of Dr. Joseph N. Forkey, our Chief Executive Officer, President, and Treasurer, as his compensation is reflected in the Summary Executive Compensation Table. During the fiscal year ended June 30, 2017, our Board of Directors determined that Dr. Joseph N. Forkey was our employee director and, therefore, would not earn any fees related to service on our Board.

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Director Compensation Table for the Fiscal Year Ended June 30, 2017

Name of Director	Fees earned or paid in cash ($)(1)	Total ($)
Richard E. Forkey (2)	0	0
Andrew J. Miclot	1,500	1,500
Richard B. Miles	1,500	1,500
Kenneth S. Schwartz	1,500	1,500
Peter H. Woodward	1,500	1,500

(1)	Under our director compensation plan, each director receives $250 per board or committee meeting that the director attends. We also reimburse our directors for travel expenses.

(2)	Mr. Richard E. Forkey served as our Chief Executive Officer until February 8, 2011 and as a Director until July 9, 2014. He currently serves as the Founder and Director Emeritus. He receives no compensation for this position.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding our common stock owned as of the close of business on November 15, 2017 by the following persons: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors who beneficially owns our common stock, (iii) each of our Named Executive Officers who beneficially own our common stock and (iv) all executive officers and directors, as a group, who beneficially own our common stock. The information on beneficial ownership in the table and footnotes thereto is based upon data furnished to us by, or on behalf of, the persons listed in the table.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person or group that are currently exercisable or exercisable within 60 days after November 15, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or group.

Stockholders Known by Us to Own Over 5% of Our Common Stock

	Amount of beneficial ownership (1)			Percent of
Name and Address of Beneficial Owner	Shares Owned	Shares – Rights to Acquire	Total Number	Shares Beneficially Owned (2)

Hershey Strategic Capital, LP (3) 888 7 th Ave., 17 th Floor New York, New York 10019	986,480	0	986,480	9.8%

Stuart L Sternberg (4) 85 Bellevue Ave Rye, NY 10580	1,091,355	0	1,091,355	10.8%

MHW Partners, L.P. (6) 150 East 52 nd Street 30 th Fl. New York, New York 10022	674,013	90,000	764,013	7.5%

Dolphin Offshore Partners LP (7) 4828 First Coast Highway, STE 5 Fernandina, FL 32034	2,070,625	0	2,070,625	20.5%

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(1)	Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise or conversion of options, warrants, conversion privileges or other rights exercisable within 60 sixty days, sole voting and investment power. For the purposes of this table, we have not assumed the limitations on exercise set forth in certain warrants, which limit the number of shares of common stock that the holder, together with all other shares of common stock beneficially owned by such person, does not exceed 4.999% of the total outstanding shares of common stock.

(2)	As of November 15, 2017, there were 10,095,139 shares of our common stock issued and outstanding. Percentages are calculated on the basis of the amount of issued and outstanding common stock plus, for each person or group, any securities that such person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(3)

We relied, in part, on the Schedule 13D/A jointly filed by Hershey Strategic Capital, LP, Hershey Management I, LLC and Hershey Strategic Capital GP, LLC on October 10, 2017 and a Form 4 jointly filed by Hershey Strategic Capital, LP, Hershey Management I, LLC and Hershey Strategic Capital GP, LLC on October 10, 2017.

Hershey Management I, LLC, a Delaware limited liability company, is the investment advisor of Hershey Strategic Capital, LP, a Delaware limited partnership. Hershey Strategic Capital GP, LLC, a Delaware limited liability company, is the general partner of Hershey Strategic Capital, LP. Adam Hershey is the sole managing member of both Hershey Management I, LLC and Hershey Strategic Capital GP, LLC. As the investment advisor, Hershey Management I, LLC has the voting and dispositive power with respect to all of the shares of common stock owned by Hershey Strategic Capital, LP. On July 9, 2014, Richard E. Forkey resigned as a director and Hershey Strategic Capital, LP designated Peter H. Woodward and Dr. Kenneth S. Schwartz to our Board of Directors and such designees were so appointed.

Pursuant to the securities purchase agreement among us and several investors dated July 1, 2014, Hershey Strategic Capital, LP is entitled to designate two members of our Board of Directors, one of whom will be Chairman. If either of the directors designated by Hershey Strategic Capital, LP resigns from the Board of Directors before the third anniversary of the closing date of the transaction reflected in the purchase agreement, Hershey Strategic Capital, LP has the right to appoint an additional member of our Board of Directors, provided that funds and accounts managed Hershey Strategic Capital, LP at such time own more than one-half the number of shares purchased by Hershey Strategic Capital, LP in the transaction.

Hershey Strategic Capital, LP beneficially owns 986,480 shares of common stock. Hershey Strategic Capital, LP is managed by Adam Hershey, and in such capacity, Mr. Hershey holds the power to vote and direct the disposition of all shares of common stock owned by Hershey Strategic Capital, LP. Hershey Management I disclaims beneficial ownership in the shares. However, the aggregate number of shares of common stock into which such warrants are exercisable, and which Hershey Strategic Capital, LP has the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by Hershey Strategic Capital, LP, does not exceed 4.999% of the total outstanding shares of common stock. Accordingly, such warrants are not currently exercisable into common stock until the actual shares of common stock held by Hershey Strategic Capital, LP is less than 4.999% of the total outstanding shares of common stock. Hershey Strategic Capital, LP may waive this 4.999% restriction with 61 days’ notice to us.

(4)

We relied, in part, on the Schedule 13G and Form 3 jointly filed by Stuart Sternberg on November 25, 2015, and on a Form 4 filed with the SEC on January 26, 2016 by Stuart Sternberg for this information.

Stuart Sternberg beneficially owns 1,091,355 shares of common stock, of which 924,688 shares are held in street name.

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(6)

We relied, in part, on a Schedule 13D/A jointly filed with the SEC on November 3, 2015 by MHW Partners, L.P., MHW Capital, LLC, MHW Capital Management, LLC and on a Form 4 filed with the SEC on October 26, 2015 by Peter H. Woodward for this information.

MHW Partners, L.P. is a Delaware limited partnership. MHW Capital, LLC is a Delaware limited liability company. MHW Capital Management, LLC is a Delaware limited liability company. MHW Capital, LLC is the general partner of MHW Partners, L.P. Mr. Woodward is the principal of MHW Capital Management, LLC and MHW Capital, LLC and in such capacity, Mr. Woodward holds the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, L.P. MHW Partners, L.P., MHW Capital, LLC, MHW Capital Management, LLC and Mr. Woodward share the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, L.P. Mr. Woodward is a citizen of the United States and our current Chairman of our Board of Directors.

MHW Partners, L.P. beneficially owns 595,680 shares of common stock, and 90,000 shares that may be acquired upon the exercise of outstanding stock options by Mr. Woodward. The options vested in three installments: one-third vested immediately on the date of grant; one-third vested on May 18, 2016; the remaining one-third vested on May 18, 2017. The options have an exercise price of $0.73 and expire on May 18, 2025. However, the aggregate number of shares of common stock into which such options are exercisable, and which MHW Partners, L.P. has the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by MHW Partners, L.P., does not exceed 4.999% of the total outstanding shares of common stock. Accordingly, such warrants and options are not currently exercisable into common stock until the actual shares of common stock held by MHW Partners, L.P. is less than 4.999% of the total outstanding shares of common stock. MHW Partners, L.P. may waive this 4.999% restriction with 61 days’ notice to us.

(7)

We relied, in part, on the Schedule 13D/A filed jointly by Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas on October 13, 2017 for this information.

Dolphin Offshore Partners, L.P., a Delaware limited partnership, is an investment manager. Dolphin Mgmt. Services, Inc., a Delaware corporation, is the managing general partner of Dolphin Offshore Partners, L.P. Peter E. Salas is the President, sole shareholder and controlling person of Dolphin Mgmt. Services, Inc. Peter Salas is a U.S. citizen.

 Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas each may be deemed to beneficially own an aggregate of 2,070,625 shares of common stock. Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas each may be deemed to have shared power to vote or direct the vote, and dispose or direct the disposition, of all such shares of common stock and warrants. However, the aggregate number of shares of common stock into which such warrants and options are exercisable, and which MHW Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas have the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas, does not exceed 4.999% of the total outstanding shares of common stock. Accordingly, such warrants and options are not currently exercisable into common stock until the actual shares of common stock held by Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas is less than 4.999% of the total outstanding shares of common stock. Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas may waive this 4.999% restriction with 61 days’ notice to us.

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Officers and Directors

		Amount of beneficial ownership (2)			Percent of
Name and address of beneficial owner (1)	Nature of beneficial ownership	Shares Owned	Shares – Rights to Acquire	Total Number	Shares Beneficially Owned (3)
Joseph N. Forkey (4)	Chief Executive Officer, President, Treasurer and Director	33,620	150,000	183,620	1.8%

Richard E. Forkey (5)	Director Emeritus	200,377	0	200,377	2.0%

Peter H. Woodward (6)	Chairman of the Board of Directors	674,013	90,000	764,013	7.5%

Richard B. Miles (7)	Director	15,112	74,800	89,912	*

Kenneth S. Schwartz (8)	Director	14,925	60,000	74,925	*

Andrew J. Miclot (9)	Director	0	40,000	40,000	*

Donald A. Major (10)	Chief Financial Officer, Secretary	125,778	169,800	295,578	2.9%

Richard G. Cyr (11)	Optics Laboratory Manager	0	45,000	45,000	*

All directors and executive officers as a group		1,063,825	649,600	1,713,425	16.0%

* Percentage of shares beneficially owned does not exceed one percent of issued and outstanding shares of stock.

(1)	Unless otherwise stated, the address of each beneficial owners listed on the table is c/o Precision Optics Corporation, Inc., 22 East Broadway, Gardner, MA 01440.

(2)	Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise or conversion of options, warrants, conversion privileges or other rights exercisable within 60 sixty days, sole voting and investment power.

(3)	As of November 15, 2017, we had 10,095,139 shares of our common stock issued and outstanding. Percentages are calculated on the basis of the amount of issued and outstanding common stock plus, for each person or group, any securities that such person or group has the right to acquire within 60 days of October 20, 2017 pursuant to options, warrants, conversion privileges or other rights.

(4)	Dr. Forkey is a member of our Board of Directors and serves as our Chief Executive Officer, President and Treasurer. Dr. Forkey’s beneficial ownership consists of (a) 33,620 shares of common stock held in joint ownership with his wife, Heather Forkey, with whom he shares voting and dispositive control, and (b) 150,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

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(5)	Mr. Forkey is our Director Emeritus. He served as our Chief Executive Officer until February 8, 2011, and Director until July 9, 2014. Mr. Forkey’s beneficial ownership consists of 200,377 shares of common stock.

(6)	Mr. Peter Woodward is the Chairman of our Board of Directors. Mr. Woodward is the managing member and general partner of MHW Partners and in such capacity, Mr. Woodward holds the power to vote and direct the disposition of all shares of common stock owned by MHW Partners. On September 28, 2012, MHW Partners purchased 222,223 shares of our common stock, and warrants to purchase up to 168,386 shares of our common stock at an exercise price of $1.11 per share, subject to adjustment and a call provision if certain market price targets are reached, and an expiration date of September 28, 2017. On July 2, 2014, MHW Partners purchased 125,000 shares of common stock. On October 19, 2015, MHW Partners purchased 100,000 shares of common stock. On November 22, 2016, MHW Partners purchased 156,667 shares of common stock, and warrants to purchase 78,333 shares of common stock at an exercise at a variable exercise price subject to our achievement of certain performance criteria. The November 22, 2016 warrants became exercisable on October 2, 2017 at $0.01 per share and expired on October 16, 2017. Mr. Woodward’s beneficial ownership consists of (a) 674,013 shares of common stock held through MHW Partners, L.P., and (b) 90,000 shares of common stock which may be acquired upon the exercise of outstanding stock options.

(7)	Mr. Miles is a member of our Board of Directors. Mr. Miles’ beneficial ownership consists of (a) 15,112 shares of common stock, and (b) 74,800 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(8)	Mr. Kenneth Schwartz is a member of our Board of Directors. Mr. Schwartz’s beneficial ownership consists of (a) 14,925 shares of common stock, and (b) 60,000 shares that may be acquired upon the exercise of outstanding stock options.

(9)	Mr. Andrew Miclot is a member of our Board of Directors. Mr. Miclot’s beneficial ownership consists of 40,000 shares that may be acquired upon the exercise of outstanding stock options.

(10)	Mr. Major is our Chief Financial Officer. Mr. Major’s beneficial ownership consists of (a) 125,778 shares of common stock, and (b) 169,800 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(11)	Mr. Cyr is our Optics Laboratory Manager and is considered a “named executive officer” as defined in Item 402(a)(3) of Regulation S-K. Mr. Cyr’s beneficial ownership consists of 45,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

Since the beginning of the last fiscal year we had the following related party transactions.

Transactions with Officers and Directors

We lease our main facility in Gardner, Massachusetts from Equity Assets, Inc., a company wholly-owned by Mr. Richard E. Forkey, our Director Emeritus and our former Director and Chief Executive Officer until July 9, 2014. We are currently a tenant-at-will, paying rent of $9,000 per month, or an aggregate of $108,000 per year, for each of fiscal years 2017 and 2016.

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Sale of Stock in October 2015

On October 19, 2015, we entered into agreements with accredited investors for the sale and purchase of 1,044,776 shares of our common stock, $0.01 par value at a purchase price of $0.67 per share. We received $700,000 in gross proceeds from the offering. We used the majority of the net proceeds from this placement for general working capital purposes.

In conjunction with the 2015 private placement, we also entered into a registration rights agreement with the investors, and in compliance with the terms of the agreement the registration statement was filed on January 19, 2016 and became effective on February 1, 2016.

Pursuant to the 2015 private placement, our director Mr. Schwartz purchased 14,925 shares of our common stock at an aggregate purchase price of $10,000, and our Chairman of the Board Mr. Woodward, as principal of MHW Partners, L.P., purchased 87,313 shares of our common stock at an aggregate purchase price of $58,500.

In conjunction with the 2015 private placement, certain anti-dilution provisions of the warrants issued in conjunction with our September 28, 2012 financing transaction were triggered. Our Chief Executive Officer, Dr. Forkey, our Chief Financial Officer, Mr. Major, and our director Richard B. Miles and our Chairman of the Board Mr. Woodward, as principal of MHW Partners, L.P. participated in the 2012 financing and held 2012 warrants. As a result of the 2015 placement, the warrant exercise price decreased from $1.11 to $1.06 and the number of existing September 28, 2012 warrants increased from 17,519 to 18,346 for Dr. Forkey, from 21,898 to 22,930 for Mr. Major, from 8,760 to 9,173 for Mr. Miles and 175,177 to 183,440 for Mr. Woodward, respectively. The 2012 warrants expired on September 28, 2017.

Sale of Stock in November 2016

On November 22, 2016, we entered into agreements with accredited investors for the sale and purchase of 1,333,334 units with each unit consisting of one share of our common stock, $0.01 par value and one warrant to purchase one-half of one share of our common stock, at a purchase price of $0.60 per unit. We received $780,000 in gross cash proceeds from the offering and settled an outstanding accounts payable balance with a consultant in the amount of $20,000 by issuing units. We are using the net proceeds from this placement for general working capital purposes.

In conjunction with the 2016 placement, we also entered into a registration rights agreement with the investors, and in compliance with the terms of the agreement the registration statement was filed on February 3, 2017 and became effective on February 24, 2017.

The warrants issued in this offering vested on October 2, 2017 and expired on October 16, 2017. The warrant exercise price was variable and depended on our achievement of certain performance criteria. The warrant exercise price was agreed to be $0.40 per share if we achieved both of the revenue and income performance criteria as defined, the exercise price would be $0.20 per share if we achieved one of the performance criteria, and the exercise price would be $0.01 if we did not achieve either of the performance criteria. Since we did not achieve either of the criteria, the exercise price of the warrants was $0.01.

Pursuant to the 2016 private placement, our Chairman of the Board Mr. Woodward, as principal of MHW Partners, L.P., purchased 156,667 shares of our common stock and 78,333 warrants to purchase common stock at an aggregate purchase price of $94,000. The 78,333 warrants were exercised on October 15, 2017 at a price $0.01 per share.

In conjunction with the 2016 private placement, certain anti-dilution provisions of the warrants issued in conjunction with our September 28, 2012 financing transaction were triggered. Our Chief Executive Officer, Dr. Forkey, our Chief Financial Officer, Mr. Major, and our director Richard B. Miles and our Chairman of the Board Mr. Woodward, as principal of MHW Partners, L.P. participated in the 2012 financing and held 2012 warrants. As a result of the 2016 offering, the warrant exercise price decreased from $1.06 to $0.95 and the number of existing September 28, 2012 warrants increased from 18,346 to 20,496 for Dr. Forkey, from 22,930 to 25,580 for Mr. Major, from 9,173 to 10,235 for Mr. Miles and 183,440 to 204,680 for Mr. Woodward, respectively. The 2012 warrants expired on September 28, 2017.

Sale of Stock in August 2017

On August 22, 2017, we entered into agreements with accredited investors for the sale and purchase of 466,668 shares of our common stock, $0.01 par value at a purchase price of $0.45 per share. We received $210,000 in gross proceeds from the offering. We intend to use the net proceeds from this placement for general working capital purposes.

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Concurrently with the 2017 placement, we entered into an agreement with an investor for the sale of 88,888 unregistered shares of our common stock for services provided to us at a price of $0.45 per share.

In conjunction with the 2017 private placement, certain anti-dilution provisions of the warrants issued in conjunction with our September 28, 2012 financing transaction were triggered. Our Chief Executive Officer, Dr. Forkey, our Chief Financial Officer, Mr. Major, and our director Richard B. Miles and our Chairman of the Board Mr. Woodward, as principal of MHW Partners, L.P. participated in the 2012 financing and held 2012 warrants. As a result of the 2017 offering, the warrant exercise price decreased from $0.95 to $0.89 and the number of existing September 28, 2012 warrants increased from 20,496 to 21,849 for Dr. Forkey, from 25,580 to 27,304 for Mr. Major, from 10,235 to 10,925 for Mr. Miles and 204,680 to 218,479 for Mr. Woodward, respectively.

Transactions with Stockholders Known by Us to Own 5% or More of Our Common Stock

Pursuant to the October 2015 placement described above, Hershey Strategic Capital, L.P. purchased 37,313 shares of our common stock at an aggregate purchase price of $25,000. At the time of the transaction, Hershey Strategic Capital was a beneficial owner of more than 5% of our outstanding common stock.

Pursuant to the November 2016 placement described above, Dolphin Offshore Partners LP purchased 916,667 shares of our common stock and warrants to purchase 458,334 shares of our common stock at an aggregate purchase price of $550,000, and Hershey Strategic Capital L.P. purchased 125,000 shares of our common stock and warrants to purchase 62,500 shares of our common stock at an aggregate purchase price of $75,000. Hershey Strategic Capital L.P. exercised 62,500 warrants and Dolphin offshore Partners LP exercised 458,334 warrants at an exercise price of $0.01 per share in October 2017. Dolphin Offshore Partners and Hershey Strategic Capital were beneficial owners of more than 5% of our outstanding common stock.

DIRECTOR INDEPENDENCE

During the fiscal year ended June 30, 2017, the Board of Directors determined that Messrs. Richard B. Miles, and Andrew J. Miclot were “independent” as defined under the standards of independence set forth in the NASDAQ Listing Rules and the rules under the Securities Exchange Act of 1934.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by the law firm of Trombly Business Law, P.C., 1314 Main Street, Suite 102, Louisville, CO 80027. Ms. Trombly, the principal of Trombly Business Law, P.C., will not receive a direct or indirect interest in our Company and has never been a promoter, underwriter, voting trustee, director, officer, or employee of our Company. Nor does Ms. Trombly have any contingent based agreement with us or any other interest in or connection to us.

EXPERTS

The June 30, 2017 and 2016 financial statements included in this prospectus have been audited by Stowe & Degon LLC, independent auditors, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Stowe & Degon LLC, has no direct or indirect interest in us, nor were they a promoter or underwriter.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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FINANCIAL STATEMENTS

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Precision Optics Corporation, Inc.:

We have audited the accompanying consolidated balance sheets of Precision Optics Corporation, Inc. and subsidiaries (the Company) as of June 30, 2017 and 2016 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Precision Optics Corporation, Inc. and subsidiaries as of June 30, 2017 and 2016 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring net losses and negative cash flows from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stowe & Degon LLC

Westborough, Massachusetts

September 28, 2017

F-2

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Balance Sheets at June 30, 2017 and 2016

	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$118,405	$50,059
Accounts receivable (net of allowance for doubtful accounts of $5,000 at June 30, 2017 and $23,377 at June 30, 2016)	468,548	750,380
Inventories	1,055,447	1,133,451
Prepaid expenses	55,985	88,129
Total current assets	1,698,385	2,022,019
Fixed Assets:
Machinery and equipment	2,507,190	2,479,471
Leasehold improvements	553,596	553,596
Furniture and fixtures	148,303	148,303
Vehicles	–	19,674
	3,209,089	3,201,044
Less—Accumulated depreciation and amortization	3,136,835	3,122,849
Net fixed assets	72,254	78,195
Patents, net	30,086	22,874
	$1,800,725	$2,123,088
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of capital lease obligation	$8,391	$7,857
Accounts payable	694,958	1,151,561
Customer advances	180,137	–
Accrued employee compensation	189,783	238,381
Accrued professional services	71,000	65,550
Accrued warranty expense	25,000	25,000
Other accrued liabilities	49,512	15,612
Total current liabilities	1,218,781	1,503,961

Capital lease obligation, net of current portion	23,564	31,955
Commitments (Note 2)

Stockholders’ Equity:
Common stock, $0.01 par value: 50,000,000 shares authorized; issued and outstanding – 8,872,916 shares at June 30, 2017 and 7,539,582 shares at June 30, 2016	88,729	75,396
Additional paid-in capital	45,140,383	44,176,051
Accumulated deficit	(44,670,732)	(43,664,275)

Total stockholders’ equity	558,380	587,172
	$1,800,725	$2,123,088

The accompanying notes are an integral part of these consolidated financial statements.

F-3

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

for the Years Ended June 30, 2017 and 2016

	2017	2016
Revenues	$3,154,547	$3,916,702
Cost of goods sold	2,380,823	2,974,681

Gross profit	773,724	942,021

Research and development expenses, net	464,162	478,267
Selling, general and administrative expenses	1,313,478	1,551,895
Gain on sale of assets	(1,515)	(32,707)
Total operating expenses	1,776,125	1,997,455

Operating loss	(1,002,401)	(1,055,434)

Interest expense	(3,144)	(469)
Other income	–	22,050

Loss before provision for income taxes	(1,005,545)	(1,033,853)

Provision for income taxes	912	912

Net loss	$(1,006,457)	$(1,034,765)

Loss per share:
Basic	$(0.12)	$(0.15)
Diluted	$(0.12)	$(0.15)

Weighted average common shares outstanding:
Basic	8,343,235	7,157,978
Diluted	8,343,235	7,157,978

The accompanying notes are an integral part of these consolidated financial statements.

F-4

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

for the Years Ended June 30, 2017 and 2016

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance, July 1, 2015	6,389,806	$63,898	$43,232,500	$(42,629,510)	$666,888
Proceeds from private placement of common stock, net of issuance costs of $34,639	1,044,776	10,448	654,913	–	665,361
Common stock issued for services rendered to the Company	105,000	1,050	47,250	–	48,300
Stock-based compensation	–	–	241,388	–	241,388
Net loss	–	–	–	(1,034,765)	(1,034,765)
Balance, June 30, 2016	7,539,582	$75,396	$44,176,051	$(43,664,275)	$587,172

Proceeds from private placement of common stock, net of issuance costs of $23,947	1,333,334	13,333	762,720	–	776,053
Stock-based compensation	–	–	201,612	–	201,612
Net loss	–	–	–	(1,006,457)	(1,006,457)
Balance, June 30, 2017	8,872,916	$88,729	$45,140,383	$(44,670,732)	$558,380

The accompanying notes are an integral part of these consolidated financial statements.

F-5

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows for the

Years Ended June 30, 2017 and 2016

	2017	2016
Cash Flows from Operating Activities:
Net loss	$(1,006,457)	$(1,034,765)
Adjustments to reconcile net loss to net cash used in operating activities-
Depreciation and amortization	33,660	25,856
Gain on sale of assets	(1,515)	(32,707)
Stock-based compensation expense	201,612	241,388
Non-cash consulting expense	33,900	63,000
Non-cash gain on settlement of liabilities by issuing common stock	–	(22,050)
Changes in operating assets and liabilities-
Accounts receivable, net	281,832	(162,338)
Inventories	78,004	(60,195)
Prepaid expenses	32,144	(22,947)
Accounts payable	(457,603)	261,461
Customer advances	180,137	(118,800)
Accrued expenses	(43,148)	(14,201)
Net cash used in operating activities	(667,434)	(876,298)

Cash Flows from Investing Activities:
Proceeds from sale of assets	1,515	32,707
Additional patent costs	(7,212)	(4,230)
Purchases of fixed assets	(27,719)	(4,372)
Net cash provided by (used in) investing activities	(33,416)	24,105

Cash Flows from Financing Activities:
Payment of capital lease obligation	(7,857)	(4,160)
Proceeds from private placements of common stock	780,000	700,000
Private placement expenses incurred and paid as of June 30, 2017 and 2016	(2,947)	(34,639)
Net cash provided by financing activities	769,196	661,201

Net (decrease) increase in cash and cash equivalents	68,346	(190,992)
Cash and cash equivalents, beginning of year	50,059	241,051
Cash and cash equivalents, end of year	$118,405	$50,059

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$912	$912

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Issuance of common stock to consultants	$–	$48,300
Private placement expenses incurred but not yet paid	$21,000	$37,781
Issuance of common stock in settlement of accounts payable	$20,000	$–
Capital expenditures funded by capital lease borrowings	$–	$43,972

The accompanying notes are an integral part of these consolidated financial statements.

F-6

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Nature of Business and Liquidity

Precision Optics Corporation, Inc. (the “Company”) designs, develops, manufactures and sells specialized optical and illumination systems and related components. The Company conducts business in one industry segment only and its customers are primarily domestic. The Company performs advanced optical and illumination system design, development, assembly and manufacturing services for products that fall into two principal areas: (i) medical products for use by hospitals and physicians; and (ii) products used by military and industrial customers.

The Company has sustained recurring net losses for several years. During the year ended June 30, 2017, the Company incurred a net loss of $1,006,457 and used cash in operating activities of $667,434. As of June 30, 2017, cash and cash equivalents were $118,405, accounts receivable were $468,548, and current liabilities were $1,218,781. As of June 30, 2016, cash and cash equivalents were $50,059, accounts receivable were $750,380, and current liabilities were $1,503,961. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Until the Company achieves breakeven and profitable results, the Company will be required to pursue several options to manage cash flow and raise capital, including issuing debt or equity or entering into a strategic alliance. The sale of additional equity or convertible debt securities, if converted into common stock, would result in additional dilution to the Company’s current stockholders, and debt financing, if available, may involve restrictive covenants that could restrict our operations or finances and encumber the Company’s assets. Financing may not be available in amounts or on terms acceptable to the Company, if at all. If the Company is unable to secure additional capital, it may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. If the Company cannot raise funds on acceptable terms or achieve positive cash flow, it may not be able to continue to develop new products, grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could negatively impact the Company’s business, operating results and financial condition, or impact the Company’s ability to continue to conduct operations.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

(c)	Revenues

The Company recognizes revenue when four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price to the buyer is fixed and determinable; and (4) collectability is reasonably assured. The Company’s shipping terms are customarily FOB shipping point.

The sales price of products and services sold is fixed and determinable after receipt and acceptance of a customer’s purchase order or properly executed sales contract, typically before any work is performed. Management reviews each customer purchase order or sales contract to determine that the work to be performed is specified and there are no unusual terms and conditions that would raise questions as to whether the sales price is fixed or determinable. The Company assesses credit worthiness of customers based upon prior history with the customer and assessment of financial condition. Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for that portion of accounts receivable considered to be uncollectible, based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified.

The Company’s revenue transactions typically do not contain multiple deliverable elements for future performance obligations to customers, other than a standard one-year warranty on materials and workmanship, the estimated costs for which are provided for at the time revenue is recognized.

F-7

Revenues for industrial and medical products sold in the normal course of business are recognized upon shipment when delivery terms are FOB shipping point and all other revenue recognition criteria have been met. Gross shipping charges reimbursable from customers, to deliver product, are insignificant and are included in the “Revenues” section of the Company’s consolidated statement of operations, while shipping costs are classified in the “selling, general and administrative expenses” section of the Company’s consolidated statement of operations.

(d)	Cash and Cash Equivalents

The Company includes in cash equivalents all highly liquid investments with original maturities of three months or less at the time of acquisition. Cash and cash equivalents of $118,405 and $50,059 at June 30, 2017 and 2016, respectively, consist primarily of cash at banks and money market funds. The Company maintains its cash and cash equivalents in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash and cash equivalents.

(e)	Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and include material, labor and manufacturing overhead. The components of inventories at June 30, 2017 and 2016 are as follows:

	2017	2016
Raw material	$501,346	$520,490
Work-in-progress	388,614	383,889
Finished goods	165,487	229,072
	$1,055,447	$1,133,451

The Company provides for estimated obsolescence on unmarketable inventory based upon assumptions about future demand and market conditions. If actual demand and market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Inventory, once written down, is not subsequently written back up, as these adjustments are considered permanent adjustments to the carrying value of the inventory.

(f)	Property and Equipment

Property and equipment are recorded at cost. Maintenance and repair items are expensed as incurred. The Company provides for depreciation and amortization by charges to operations, using the straight-line and declining-balance methods, which allocate the cost of property and equipment over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Machinery and equipment	2-7 years
Leasehold improvements	Shorter of lease term or estimated useful life
Furniture and fixtures	5 years
Vehicles	3 years

Depreciation expense was $33,660 and $25,856 for the years ended June 30, 2017 and 2016, respectively.

(g)	Significant Customers and Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash equivalents and trade accounts receivable. The Company places its investments with highly rated financial institutions. The Company has not experienced any losses on these investments to date. At June 30, 2017, the Company’s five largest customer account receivable balances were 16%, 15%, 12%, 12% and 11%, respectively, of total accounts receivable. At June 30, 2016, receivables from the Company’s three largest customers were 19%, 13% and 10%, respectively, of the total accounts receivable. No other customer accounted for more than 10% of the Company’s receivables as of June 30, 2017 and 2016. The Company has not experienced any material losses related to accounts receivable from individual customers. The Company generally does not require collateral or other security as a condition of sale, rather it relies on credit approval, balance limitation and monitoring procedures to control credit risk of trade account financial instruments. Management believes that allowances for doubtful accounts, which are established based upon review of specific account balances and historical experience, are adequate.

F-8

Revenues from the Company’s largest customers, as a percentage of total revenues, were as follows:

	2017	2016
Customer A	11%	4%
Customer B	10	7
Customer C	10	16
Customer D	–	12
All Others	69	61
	100%	100%

No other customer accounted for more than 10% of the Company’s revenues in fiscal years 2017 and 2016.

(h)	Loss per Share

Basic income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period, plus the number of potentially dilutive securities outstanding during the period such as stock options and warrants. For the year ended June 30, 2017 and 2016, the effect of such securities was antidilutive and not included in the diluted calculation because of the net loss generated in those periods.

The following is the calculation of loss per share for the years ended June 30, 2017 and 2016:

	Year Ended June 30
	2017	2016
Net Loss– Basic and Diluted	$(1,006,457)	$(1,034,765)

Basic Weighted Average Shares Outstanding	8,343,235	7,157,978
Potentially Dilutive Securities	–	–
Diluted Weighted Average Shares Outstanding	8,343,235	7,157,978

Loss Per Share
Basic	$(0.12)	$(0.15)
Diluted	$(0.12)	$(0.15)

The number of shares issuable upon the exercise of outstanding stock options and warrants that were excluded from the computation as their effect was antidilutive was approximately 4,553,213 and 4,169,000 for the years ended June 30, 2017 and 2016, respectively.

(i)	Stock-Based Compensation

The measurement and recognition of compensation costs for all stock-based awards made to employees and the Board of Directors are based upon fair value over the requisite service period for awards expected to vest. The Company estimates the fair value of share-based awards on the date of grant using the Black-Scholes option-pricing model. Stock-based compensation costs recognized for the years ended June 30, 2017 and 2016 amounted to $201,612 and $241,388, respectively.

(j)	Patents

Patent costs are amortized using the straight-line method over the shorter of their legal or estimated useful lives, generally five to ten years. Amortization expense was $0 for the years ended June 30, 2017 and 2016, respectively.

In July 2011, the Company assigned all of its currently issued and pending patents, as well as new inventions that it conceived before July 28, 2012, to Intuitive Surgical Operations, Inc. The Company retained a royalty-free, worldwide license to these patents in fields outside of medical robotics.

(k)	Fair Value of Financial Instruments

Financial instruments consist principally of cash and cash equivalents, accounts receivable and accounts payable. The estimated fair value of these financial instruments approximates their carrying value due to their short-term nature.

F-9

(l)	Long-Lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(m)	Warranty Costs

The Company does not incur future performance obligations in the normal course of business other than providing a standard one-year warranty on materials and workmanship to its customers (except in certain unusual and infrequently occurring situations where extended warranty terms beyond one year are negotiated with the customer). The Company provides for estimated warranty costs at the time product revenue is recognized. Warranty costs have been included as a component of cost of goods sold in the accompanying consolidated statements of operations. The following tables summarize warranty reserve activity for the years ended June 30, 2017 and 2016:

	2017	2016
Balance at beginning of period	$25,000	$25,000
Provision for warranty claims	14,842	4,189
Warranty claims incurred	(14,842)	(4,189)
Balance at end of period	$25,000	$25,000

(n)	Research and Development

Research and development expenses are charged to operations as incurred. The Company groups development and prototype costs and related reimbursements in research and development. There were no reimbursements for research and development recorded in research and development for the years ended June 30, 2017 and 2016.

(o)	Comprehensive Income

Comprehensive income or loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owners sources. The Company’s comprehensive loss or income for the years ended June 30, 2017 and 2016 was equal to its net loss for the same periods.

(p)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment.

(q)	Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions about how to allocate resources and assess performance. The Company’s chief decision-maker is its Chief Executive Officer. To date, the Company has viewed its operations and manages its business as principally one segment. For all periods presented, over 90% of the Company’s sales have been to customers in the United States.

F-10

(r)	Use of Estimates

The preparation of financial statements in conformity with accounting standards generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(s)	Recent Accounting Pronouncements

In July 2015, the Financial Accounting Standards Board ("FASB") issued new accounting guidance for measuring inventory. The core principal of the guidance is that an entity should measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This guidance does not apply to inventory that is being measured using the Last-In, First-Out (LIFO) or the retail inventory method. The guidance is effective for financial statements issued for annual and interim periods beginning after December 15, 2016 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact this will have on the consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 provides a single, comprehensive accounting model for revenues arising from contracts with customers that supersedes most of the existing revenue recognition guidance, including industry-specific guidance. Under this model, revenue is recognized at an amount that an entity expects to be entitled to upon transferring control of goods or services to a customer, as opposed to when risks and rewards transfer to a customer under existing revenue recognition guidance. ASU 201-09 is effective for the Company beginning in its fiscal year 2018, and may be applied retrospectively to all prior periods presented or through a cumulative adjustment to the opening retained earnings balance in the year of adoption. The Company is currently in the process of evaluating the impact of ASU 2014-09 on its consolidated financial statements.

(2)	COMMITMENTS

(a)	Related Party Transactions

The Company leases its main Gardner facility from a corporation owned by Mr. Richard E. Forkey, who resigned from the Company’s board of directors on July 9, 2014. The Company is currently a tenant-at-will, paying rent of $9,000 per month. Total rent expense paid or accrued to such related party was $108,000 in each of fiscal years 2017 and 2016, and is included in the Company’s accompanying consolidated statements of operations.

On November 22, 2016, the Company entered into agreements with accredited investors for the sale and purchase of 1,333,334 units with each unit consisting of one share of the Company’s common stock, $0.01 par value and one warrant to purchase one-half of one share of the Company’s common stock, at a purchase price of $0.60 per unit. The Company received $780,000 in gross cash proceeds from the offering and settled an outstanding accounts payable balance with a consultant in the amount of $20,000 by issuing units. The Company is using the net proceeds from this placement for general working capital purposes.

The warrants issued in this offering will vest on October 2, 2017 and expire on October 16, 2017. The warrant exercise price is variable and depends on the Company’s achievement of certain performance criteria. The warrant exercise price was agreed to be $0.40 per share if the Company achieved both of the revenue and income performance criteria as defined, the exercise price would be $0.20 per share if the Company achieves one of the performance criteria, and the exercise price would be $0.01 if the Company did not achieve either of the performance criteria. Since the Company did not achieve either of the criteria, the exercise price of the warrants is $0.01.

In conjunction with the offering, the Company also entered into a registration rights agreement with the investors, whereby the Company was obligated to file a registration statement with the Securities Exchange Commission on or before 90 calendar days after November 22, 2016 to register the resale by the investors of the 1,333,334 shares and warrant shares purchased in the offering. The registration statement was filed with the Securities and Exchange Commission on February 3, 2017 and became effective on March 2, 2017.

Pursuant to the above transaction, the Company’s Chairman of the Board Mr. Woodward, as principal of MHW Partners, L.P., purchased 156,667 units at an aggregate purchase price of $94,000.

F-11

On October 19, 2015, the Company entered into agreements with accredited investors for the sale and purchase of 1,044,776 shares of the Company’s common stock, $0.01 par value at a purchase price of $0.67 per share. The Company received $700,000 in gross proceeds from the offering. The Company used the net proceeds from this placement for general working capital purposes.

In conjunction with the placement, the Company also entered into a registration rights agreement with the investors, whereby it was obligated to file a registration statement with the Securities Exchange Commission on or before 90 calendar days after October 19, 2015 to register the resale by the investors of the 1,044,776 shares of common stock purchased in the placement. The registration statement was filed with the Securities Exchange Commission on January 19, 2016 and became effective on February 1, 2016.

Pursuant to the above transaction, the Company’s director Mr. Schwartz purchased 14,925 shares of common stock at an aggregate purchase price of $10,000, and the Chairman of the Board Mr. Woodward, as principal of MHW Partners, L.P., purchased 87,313 shares of common stock at an aggregate purchase price of $58,500.

Transactions with Stockholders Known by the Company to Own 5% or More of the Company’s Common Stock

Pursuant to the November 2016 placement described above, Dolphin Offshore Partners L.P. and Hershey Strategic Capital, L.P. purchased 916,667 and 125,000, respectively, at aggregate purchase prices of $550,000 and $75,000, respectively. At the time of the transaction, both Dolphin Offshore Partners L.P. and Hershey Strategic Capital, L.P. were beneficial owners of more than 5% of outstanding common stock.

Pursuant to the October 2015 placement described above, Hershey Strategic Capital, L.P. purchased 37,313 shares of common stock at an aggregate purchase price of $25,000. At the time of the transaction, Hershey Strategic Capital was a beneficial owner of more than 5% of outstanding common stock.

(b)	Capital Lease Obligation

The Company entered into a five-year capital lease obligation in January 2016 for the acquisition of manufacturing equipment with payments totaling $51,252. At June 30, 2017, future minimum lease payments under the capital lease obligation are as follows:

Fiscal Year Ending June 30:	Amount
2018	$10,250
2019	10,250
2020	10,250
2021	5,126
Total minimum payments	35,876
Less: amount representing interest	3,921
Present value of minimum lease payments	31,955
Less: current portion	8,391
$23,564

The net book value of assets held under capital leases is $30,780 at June 30, 2017.

(c)	Operating Lease Commitments

The Company’s operating leases for its office space and equipment expired at various dates during fiscal year 2017 and the Company is continuing those rents on a month to month tenant at will basis. Rent expense on operating leases, excluding the related party rent described above, was $54,912 and $52,168 for the years ended June 30, 2017 and 2016, respectively.

(3)	STOCKHOLDERS’ EQUITY

(a)	Stock Options

Stock-based compensation costs recognized during the year ended June 30, 2017 and 2016 amounted to $201,612 and $241,388 respectively, and were included in the accompanying consolidated statements of operations in: selling, general and administrative expenses (2017 — $134,984; 2016 — $123,370), cost of goods sold (2017 — $34,676; 2016 — $60,680), and research and development expenses, net (2017 — $31,952; 2016 — $57,338). No compensation has been capitalized because such amounts would have been immaterial. There was no net income tax benefit recognized related to such compensation for the years ended June 30, 2017 or 2016, as the Company is currently in a loss position. There were 15,000 stock options granted during the year ended June 30, 2017 and 160,000 stock options granted during the year ended June 30, 2016.

F-12

As of June 30, 2017, the unrecognized compensation costs related to options vesting in the future is $0. The Company uses the Black-Scholes option-pricing model as the most appropriate method for determining the estimated fair value for the stock awards. The Black-Scholes method of valuation requires several assumptions: (1) the expected term of the stock award; (2) the expected future stock volatility over the expected term; and (3) risk-free interest rate. The expected term represents the expected period of time the Company believes the options will be outstanding based on historical information. Estimates of expected future stock price volatility are based on the historic volatility of the Company’s common stock and the risk-free interest rate is based on the U.S. Zero-Bond rate. The Company utilizes a forfeiture rate based on an analysis of the Company’s actual experience. The fair value of options at date of grant was estimated with the following assumptions for options granted in fiscal 2017:

Year Ended
June 30, 2017
Assumptions:
Option life	5.3 years
Risk-free interest rate	1.01%
Stock volatility	175%
Dividend yield	0
Weighted average fair value of grants	$0.38

Stock Option and Other Compensation Plans:

The type of share-based payments currently utilized by the Company is stock options.

The Company has various stock option and other compensation plans for directors, officers and employees. The Company has the following stock option plans outstanding as of June 30, 2017: The Precision Optics Corporation, Inc. 2011 Equity Incentive Plan (the “2011 Plan”); the Precision Optics Corporation, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), and the Precision Optics Corporation, Inc. Amended and Restated 1997 Incentive Plan (the “1997 Plan”). Vesting periods under the 2011 Plan, the 2006 Plan, and the 1997 Plan are at the discretion of the Board of Directors and typically average three to five years. Options under these Plans are granted at fair market value on the date of grant and typically have a term of ten years from the date of grant.

The 2011 Plan, which provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. On April 16, 2015, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of the Company’s common stock that may be awarded under the Plan from 325,000 to 1,825,000, an increase of 1,500,000 shares. In connection therewith, on April 20, 2015, the Company filed a registration statement on Form S-8 to register the 1,500,000 shares of the Company’s common stock. At June 30, 2017, a total of 954,602 stock options are outstanding and 870,398 shares of common stock were available for future grants under the 2011 Plan.

The 2006 Plan, which provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. A total of 139,898 shares of common stock, including shares rolled forward from the 1997 Plan, have been reserved for issuance under the 2006 Plan. At June 30, 2017, a total of 123,798 stock options are outstanding, 23,100 stock options have been cancelled and no shares of common stock are available for future grants under the 2006 Plan.

The 1997 Plan as amended and restated in 2006 provided eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vested and were exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. All stock options outstanding under the 1997 Plan expired during fiscal 2016, no options are outstanding under the 1997 Plan at June 30, 2017, and no shares of common stock are available for future grants under the 1997 Plan.

F-13

The following tables summarize stock option activity for the years ended June 30, 2017 and 2016:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life
Outstanding at July 1, 2015	1,079,079	$1.43	8.46 years
Grants	160,000	$0.49
Cancellations	(103,079)	$7.03
Outstanding at June 30, 2016	1,136,000	$0.79	8.00 years
Grants	15,000	$0.40
Cancellations	(72,600)	$0.85
Outstanding at June 30, 2017	1,078,400	$0.78	7.01 years

Information related to the stock options outstanding as of June 30, 2017 is as follows:

Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted- Average Exercise Price
$0.27	40,000	4.04	$0.27	40,000	$0.27
$0.40	15,000	9.83	$0.40	5,000	$0.40
$0.48	60,000	8.75	$0.48	40,000	$0.48
$0.50	100,000	8.98	$0.50	65,000	$0.50
$0.55	29,500	4.62	$0.55	29,500	$0.55
$0.73	539,500	7.88	$0.73	479,500	$0.73
$0.85	9,000	5.51	$0.85	9,000	$0.85
$0.90	9,000	6.51	$0.90	9,000	$0.90
$0.95	65,000	7.03	$0.95	65,000	$0.95
$1.20	207,800	4.67	$1.20	207,800	$1.20
$1.25	1,200	1.41	$1.25	1,200	$1.25
$1.35	1,200	2.40	$1.35	1,200	$1.35
$7.75	1,200	0.41	$7.75	1,200	$7.75
$0.27–7.75	1,078,400	7.01	$0.78	953,400	$0.81

The aggregate intrinsic value of the Company’s “in-the-money” outstanding and exercisable options as of June 30, 2017 was $34,875 and $26,975, respectively.

(b)	Warrants

As of June 30, 2017, there are warrants outstanding for the issuance of an aggregate of 3,661,560 shares of common stock, at a weighted average exercise price of $0.75 per share. Warrants for the issuance of 2,994,893 of these shares at an average exercise price of $0.87 per share expire on September 28, 2017, and warrants for the issuance of the remaining 666,667 shares at an exercise price $0.01 per share expire on October 16, 2017.

(c)	Sale of Stock in October 2015

On October 19, 2015, the Company entered into agreements with accredited investors for the sale and purchase of 1,044,776 shares of the Company’s common stock, $0.01 par value at a purchase price of $0.67 per share. The Company received $700,000 in gross proceeds from the offering. The Company used the majority of the net proceeds from this placement for general working capital purposes.

F-14

In conjunction with the placement, the Company also entered into a registration rights agreement with the investors, and in compliance with the terms of the agreement the registration statement was filed on January 19, 2016 and became effective on February 1, 2016.

In conjunction with the 2015 offering, certain anti-dilution provisions of the warrants issued in conjunction with the Company’s June 25, 2008 and September 28, 2012 financing transactions were triggered. As a result of the offering, the number of existing September 28, 2012 warrants increased from 2,189,724 to 2,293,013 and from 217,322 to 222,559, respectively, and the related exercise price decreased from $1.11 to $1.06 and from $0.85 to $0.83, respectively.

(d)	Sale of Stock in November 2016

On November 22, 2016, the Company entered into agreements with accredited investors for the sale and purchase of 1,333,334 units with each unit consisting of one share of the Company’s common stock, $0.01 par value and one warrant to purchase one-half of one share of the Company’s common stock, at a purchase price of $0.60 per unit. The Company received $780,000 in gross cash proceeds from the offering and settled an outstanding accounts payable balance with a consultant in the amount of $20,000 by issuing units. The Company is using the net proceeds from this placement for general working capital purposes.

The warrants issued in this offering will vest on October 2, 2017 and expire on October 16, 2017. The warrant exercise price is variable and depends on the Company’s achievement of certain performance criteria. The warrant exercise price was agreed to be $0.40 per share if the Company achieved both of the revenue and income performance criteria as defined, the exercise price would be $0.20 per share if the Company achieves one of the performance criteria, and the exercise price would be $0.01 if the Company did not achieve either of the performance criteria. Since the Company did not achieve either of the criteria, the exercise price of the warrants is $0.01.

In conjunction with the offering, the Company also entered into a registration rights agreement with the investors, whereby the Company was obligated to file a registration statement with the Securities Exchange Commission on or before 90 calendar days after November 22, 2016 to register the resale by the investors of the 1,333,334 shares and warrant shares purchased in the offering. The registration statement was filed with the Securities and Exchange Commission on February 3, 2017 and became effective on March 2, 2017.

In conjunction with the 2016 offering, certain anti-dilution provisions of the warrants issued in conjunction with the Company’s September 28, 2012 financing transaction were triggered. As a result of the offering, the number of existing September 28, 2012 warrants increased from 2,293,013 to 2,558,519 and from 222,559 to 249,627, respectively, and the related exercise price decreased from $1.06 to $0.95 and from $0.83 to $0.74, respectively.

(4)	INCOME TAXES

The Company has identified its federal tax return and its state tax return in Massachusetts as “major” tax jurisdictions. The periods subject to examination for its federal and state income tax returns are the years ended in 2014 and thereafter. The Company believes its income tax filing positions and deductions will be sustained on audit and it does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no liabilities for uncertain income tax positions have been recorded.

The provision for income taxes in the accompanying consolidated statements of operations consists of the minimum statutory state income tax liability of $912 for the years ended June 30, 2017 and 2016.

A reconciliation of the federal statutory rate to the Company’s effective tax rate for the fiscal years ended June 30, 2017 and 2016 is as follows:

	2017	2016
Income tax expense (benefit) at federal statutory rate	(34.0)%	(34.0)%
Increase (decrease) in tax resulting from:
State taxes, net of federal benefit	(5.4)	(6.3)
Change in valuation allowance	30.9	30.6
Stock based compensation	8.0	9.3
Nondeductible items	0.2	0.4
Prior-year tax adjustments	0.2	0.8
Other	–	(0.9)
Effective tax rate	(0.1)%	(0.1)%

F-15

The components of deferred tax assets and liabilities at June 30, 2017 and 2016 are approximately as follows:

	2017	2016
Deferred tax assets:
Net operating loss carry forwards	$3,716,000	$3,396,000
Tax credit carry forwards	404,000	439,000
Reserves and accruals not yet deducted for tax purposes	383,000	362,000
Total deferred tax assets	4,503,000	4,197,000
Valuation allowance	(4,503,000)	(4,197,000)
Net deferred tax asset	$–	$–

The Company has provided a valuation allowance to reduce the net deferred tax asset to an amount the Company believes is “more likely than not” to be realized. The valuation allowance increased in fiscal 2017, as compared to the prior year, by approximately $311,000.

At June 30, 2017, the Company had federal and state net operating loss carry forwards of approximately $9,220,000 and $3,520,000, respectively, which will, if not used, expire at various dates from 2017 through 2036. In addition, the Company had net operating loss carry forwards from its Hong Kong operations of approximately $2,252,000, which carry forward indefinitely.

(5)	PROFIT SHARING PLAN

The Company has a defined contribution 401(k) profit sharing plan. Employer profit sharing and matching contributions to the plan are discretionary. No employer profit sharing or matching contributions were made to the plan in fiscal years 2017 and 2016.

(6)	SALE OF ASSETS

In fiscal year 2017, the Company sold equipment that was previously written off for proceeds totaling $1,515 and recorded a gain of $1,515. In fiscal year 2016, the Company sold equipment that was previously written off for proceeds totaling $32,707 and recorded a gain of $32,707. These gains are included within operating expenses in the accompanying consolidated statements of operations.

(7)	OTHER INCOME

Other income in the amount of $22,050 for fiscal year 2016 represents non-cash gains on the settlement of liabilities for services rendered to the Company, by issuing 105,000 shares in February 2016. The non-cash gain is the difference between the recorded amount of the liabilities and the value of the stock when issued.

(8)	SUBSEQUENT EVENT

On August 22, 2017, the Company entered into agreements with accredited investors for the sale and purchase of 466,668 shares of its common stock, $0.01 par value at a purchase price of $0.45 per share. The Company received $210,000 in gross proceeds from the offering. The Company intends to use the net proceeds from this placement for general working capital purposes.

Concurrently with the placement, the Company entered into an agreement with an investor for the sale of 88,888 unregistered shares of our common stock for services provided to the Company at a price of $0.45 per share.

In connection with the placement, the Company also entered into a registration rights agreement with the investors, whereby the Company is obligated to file a registration statement with the Securities Exchange Commission on or before 90 calendar days after August 22, 2017 to register the resale by the investors of 555,556 shares of our common stock purchased in the placement.

In conjunction with the 2017 offering, certain anti-dilution provisions of the warrants issued in conjunction with our September 28, 2012 financing transaction were triggered. As a result of the offering, the number of existing September 28, 2012 warrants increased from 2,558,519 to 2,731,003 and 249,627 to 263,891, respectively, and the related exercise price decreased from $0.95 to $0.89 and from $0.74 to $0.70, respectively.

F-16

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2017	June 30, 2017
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$194,714	$118,405
Accounts Receivable, net	613,961	468,548
Inventories, net	967,285	1,055,447
Prepaid Expenses	51,394	55,985
Total Current Assets	1,827,354	1,698,385
PROPERTY AND EQUIPMENT
Machinery and Equipment	2,507,190	2,507,190
Leasehold Improvements	553,596	553,596
Furniture and Fixtures	148,303	148,303
	3,209,089	3,209,089

Less: Accumulated Depreciation and Amortization	(3,145,585)	(3,136,835)
Net Fixed Assets	63,504	72,254

Patents, net	30,086	30,086

TOTAL ASSETS	$1,920,944	$1,800,725

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Capital Lease Obligation	$8,531	$8,391
Accounts Payable	663,302	694,958
Customer Advances	122,495	180,137
Accrued Employee Compensation	144,873	189,783
Accrued Professional Services	91,500	71,000
Accrued Warranty Expense	25,000	25,000
Other Accrued Liabilities	41,175	49,512
Total Current Liabilities	1,096,876	1,218,781

Capital Lease Obligation, net of current portion	21,378	23,564

STOCKHOLDERS’ EQUITY
Common Stock, $0.01 par value - Authorized - 50,000,000 shares; Issued and Outstanding – 9,428,472 shares at September 30, 2017 and 8,872,916 shares at June 30, 2017	94,285	88,729
Additional Paid-in Capital	45,407,922	45,140,383
Accumulated Deficit	(44,699,517)	(44,670,732)
Total Stockholders’ Equity	802,690	558,380

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,920,944	$1,800,725

The accompanying notes are an integral part of these consolidated interim financial statements.

F-17

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

SEPTEMBER 30, 2017 AND 2016

(UNAUDITED)

	Three Months Ended September 30,
	2017	2016
Revenues	$1,028,746	$849,548

Cost of Goods Sold	642,004	682,497
Gross Profit	386,742	167,051

Research and Development Expenses, net	118,427	116,992

Selling, General and Administrative Expenses	296,584	343,782

Gain on Sale of Assets	–	(315)
Total Operating Expenses	415,011	460,459

Operating Loss	(28,269)	(293,408)

Interest Expense	(516)	–

Net Loss	$(28,785)	$(293,408)

Loss Per Share:
Basic	$(0.00)	$(0.04)
Diluted	$(0.00)	$(0.04)

Weighted Average Common Shares Outstanding:
Basic	9,108,423	7,539,582
Diluted	9,108,423	7,539,582

The accompanying notes are an integral part of these consolidated interim financial statements.

F-18

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED

SEPTEMBER 30, 2017 AND 2016

(UNAUDITED)

	Three Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(28,785)	$(293,408)
Adjustments to Reconcile Net Loss to Net Cash Provided From (Used In) Operating Activities -
Depreciation and Amortization	8,750	7,621
Gain on Sale of Assets	–	(315)
Stock-based Compensation Expense	26,057	60,901
Non-cash Consulting Expense	(7,425)	8,550
Changes in Operating Assets and Liabilities -
Accounts Receivable, net	(145,413)	184,327
Inventories, net	88,162	140,979
Prepaid Expenses	4,591	6,297
Accounts Payable	5,381	60,085
Customer Advances	(57,642)	11,025
Accrued Liabilities	(25,322)	(28,274)
Net Cash Provided From (Used In) Operating Activities	(131,646)	157,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Additional Patent Costs	–	(340)
Purchases of Property and Equipment	–	(3,500)
Proceeds from Sale of Assets	–	315
Net Cash Used In Investing Activities	–	(3,525)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of Capital Lease Obligation	(2,046)	(1,916)
Gross Proceeds from Private Placement of Common Stock	210,001	–
Net Cash Provided From (Used In) Financing Activities	207,955	(1,916)

NET INCREASE IN CASH AND CASH EQUIVALENTS	76,309	152,347
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	118,405	50,059

CASH AND CASH EQUIVALENTS, END OF PERIOD	$194,714	$202,406

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Issuance of Common Stock in Settlement of Accounts Payable	$40,000	$–
Offering Costs Included in Accounts Payable	$2,963	$–

The accompanying notes are an integral part of these consolidated interim financial statements.

F-19

PRECISION OPTICS CORPORATION, INC.

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Operations

The accompanying consolidated financial statements include the accounts of Precision Optics Corporation, Inc. and its wholly-owned subsidiaries (the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

These consolidated financial statements have been prepared by the Company, without audit, and reflect normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results of the first quarter of the Company’s fiscal year 2018. These consolidated financial statements do not include all disclosures associated with annual consolidated financial statements and, accordingly, should be read in conjunction with footnotes contained in the Company’s consolidated financial statements for the year ended June 30, 2017, together with the Report of Independent Registered Public Accounting Firm filed under cover of the Company’s 2017 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 28, 2017.

Use of Estimates

The preparation of these consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period, plus the number of potentially dilutive securities outstanding during the period such as stock options and warrants. For the three months ended September 30, 2017 and 2016, the effect of such securities was antidilutive and not included in the diluted calculation because of the net loss generated in these periods.

The following is the calculation of loss per share for the three months ended September 30, 2017 and 2016:

	Three Months Ended September 30,
	2017	2016
Net Income (Loss) – Basic and Diluted	$(28,785)	$(293,408)

Basic and Diluted Weighted Average Shares Outstanding	9,108,423	7,539,582

Loss Per Share
Basic	$(0.00)	$(0.04)
Diluted	$(0.00)	$(0.04)

The number of shares issuable upon the exercise of outstanding stock options and warrants that were excluded from the computation as their effect was antidilutive was approximately 1,745,067 and 4,169,000 for the three months ended September 30, 2017 and 2016, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-20

In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment. Based on this evaluation, a full valuation reserve has been provided for the deferred tax assets.

2.	INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market and consisted of the following:

	September 30, 2017	June 30, 2017
Raw Materials	$412,847	$501,346
Work-In-Progress	356,278	388,614
Finished Goods	198,160	165,487
Total Inventories	$967,285	$1,055,447

3.	CAPITAL LEASE OBLIGATION

The Company entered into a five-year capital lease obligation in January 2016 for the acquisition of manufacturing equipment totaling $51,252. At September 30, 2017, future minimum lease payments under the capital lease obligation are as follows:

Fiscal Year Ending June 30:	Amount
2018	$7,688
2019	10,250
2020	10,250
2021	5,126
Total minimum payments	33,314
Less: amount representing interest	3,405
Present value of minimum lease payments	29,909
Less: current portion	8,531
$21,378

4.	STOCK-BASED COMPENSATION

Stock-based compensation costs recognized during the three months ended September 30, 2017 and 2016 amounted to $26,057 and $60,901 respectively, and the costs were included in the accompanying consolidated statements of operations in: selling, general and administrative expenses (2017 - $10,696; 2016 - $42,915), research and development expenses (2017 - $6,692, 2016 - $9,317) and cost of goods sold (2017 - $8,669; 2016 - $8,669). No compensation has been capitalized because such amounts would have been immaterial.

The following tables summarize stock option activity for the three months ended September 30, 2017:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life
Outstanding at June 30, 2017	1,078,400	$0.78	7.01 years
Granted	–
Expired or Cancelled	–
Outstanding at September 30, 2017	1,078,400	$0.78	6.76 years

F-21

Information related to the stock options outstanding as of September 30, 2017 is as follows:

Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted- Average Exercise Price
$0.27	40,000	3.79	$0.27	40,000	$0.27
$0.40	15,000	9.58	$0.40	5,000	$0.40
$0.48	60,000	8.50	$0.48	40,000	$0.48
$0.50	80,000	8.73	$0.50	45,000	$0.50
$0.50	20,000	3.72	$0.50	20,000	$0.50
$0.55	29,500	4.36	$0.55	29,500	$0.55
$0.73	539,500	7.63	$0.73	479,500	$0.73
$0.85	9,000	5.26	$0.85	9,000	$0.85
$0.90	9,000	6.26	$0.90	9,000	$0.90
$0.95	65,000	6.78	$0.95	65,000	$0.95
$1.20	207,800	4.42	$1.20	207,800	$1.20
$1.25	1,200	1.15	$1.25	1,200	$1.25
$1.35	1,200	2.15	$1.35	1,200	$1.35
$7.75	1,200	0.16	$7.75	1,200	$7.75
$0.27–$7.75	1,078,400	6.76	$0.78	953,400	$0.81

The aggregate intrinsic value of the Company’s “in-the-money” outstanding and exercisable options as of September 30, 2017 was $7,950 and $7,450, respectively.

5.	WARRANTS

As of September 30, 2017, there were warrants outstanding for the issuance of an aggregate of 666,667 shares of common stock, $0.01 par value at a purchase price of $0.01 per share. The warrants were exercisable beginning on October 2, 2017 and expired on October 16, 2017. All warrants for 666,667 shares were exercised before October 16, 2017, by payment to the Company for the aggregate purchase price of $6,667.

Warrants previously outstanding for the issuance of an aggregate of 2,994,893 shares of common stock, $0.01 par value at an average exercise price of $0.75 per share expired on September 28, 2017. None of these warrants were exercised before their expiration.

6.	SALE OF STOCK

On August 22, 2017, the Company entered into agreements with accredited investors for the sale and purchase of 466,668 unregistered shares of its common stock, $0.01 par value at a purchase price of $0.45 per share. The Company received $210,001 in gross proceeds from the offering. The Company is using the net proceeds from this placement for general working capital purposes.

Concurrently with the placement, the Company entered into an agreement with an investor for the sale of 88,888 unregistered shares of its common stock for services provided to the Company at a price of $0.45 per share.

In connection with the placement, the Company also entered into a registration rights agreement with the investors, whereby the Company is obligated to file a registration statement with the Securities Exchange Commission on or before 90 calendar days after August 22, 2017 to register the resale by the investors of 555,556 shares of our common stock purchased in the placement.

7.	SALE OF ASSETS

During the three months ended September 30, 2016, the Company sold equipment that was previously written off for proceeds totaling $315 and recorded gains of $315, which is included within operating expenses in the accompanying consolidated statements of operations.

F-22

PROSPECTUS

PRECISION OPTICS CORPORATION, INC.

OFFERING UP TO 555,556 SHARES OF COMMON STOCK

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the issuance and distribution of the securities registered under this prospectus are denoted below. Please note that all amounts are estimates other than the Commission’s registration fee.

Approximate SEC registration fee	$45
Transfer agent fees	200
Accounting fees and expenses	3,000
Legal fees and expenses	20,000
Miscellaneous (including EDGAR filing fees)	1,755

Total	$25,000

We will pay all expenses of the offering listed above from cash on hand. No portion of these expenses will be borne by the selling stockholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are organized under the laws of the Commonwealth of Massachusetts. Our officers and directors are indemnified as provided by the Massachusetts Business Corporation Act as set forth in Chapter 156D of the General Laws of Massachusetts, our Articles of Organization, as amended, and our Bylaws.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation for monetary damages for breaches of fiduciary duty, except in circumstances involving (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper distributions, and (4) transactions from which the director derived an improper personal benefit.

Section 8.52 of the MBCA provides that we must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of our Company against reasonable expenses incurred by him in connection with the proceeding.

In addition, under Section 8.51 of the MBCA, we may indemnify a director against liability incurred in a proceeding if:

(1)	(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of our Company or that his conduct was at least not opposed to the best interests of our Company; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(2)	he engaged in conduct for which he shall not be liable as provided in our Articles of Organization, as amended, which may limit personal liability of a director as provided in the General Laws of Massachusetts.

The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 8.51 of the MBCA.

Section 8.56 of the MBCA permits a corporation to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) if such officer is not a director of the corporation, to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 of the MBCA further requires that a corporation indemnify an officer who was wholly successful on the merits or otherwise in the defense of any proceeding to which such officer was a party because he was a director of the corporation.

II-1

Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow us to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above). Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer under certain circumstances.

Section 8.58 of the MBCA allows a corporation to obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification to a director or officer or to advance funds or reimburse expenses. Such a commitment may be made in the corporation’s articles of organization or bylaws or in a resolution adopted or a contract approved by the board of directors or the shareholders.

Under Section 8.51(b) of the MBCA, a director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation. Unless ordered by a court as provided in the statute, we may not indemnify a director if his conduct did not satisfy the standards set forth above.

Our Articles of Organization, as amended, provide that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the MBCA, or Massachusetts Business Corporation Act, as in effect at the time such liability is determined. Our Bylaws provide that we shall indemnify our directors and officers (including persons who serve at our request as directors, officers, or trustees of another organization, or in any capacity with respect to any employee benefit plan) to the full extent permitted by the laws of the Commonwealth of Massachusetts against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by him or her in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, in which he or she may be involved or with which he or she may be threatened while in office or thereafter, by reason of his or her being or having been such a director or officer, except with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of our Company (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall have acted in good faith in the reasonable belief that his or her action was in the best interest of such other organization to be deemed as having acted in such manner with respect to the corporation), or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of an employee benefit plan. In addition, we hold a Director and Officer Liability and Corporate Indemnification Policy.

RECENT SALES OF UNREGISTERED SECURITIES

On May 21, 2015, we issued 45,000 restricted shares of our common stock valued at $0.60 per share to Mr. Donald Major as compensation for consulting services rendered to us.

On October 19, 2015, we closed on agreements with institutional and accredited investors for the sale and purchase of 1,044,776 shares of our common stock, $0.01 par value at a purchase price of $0.67 per share. We received $700,000 in gross proceeds from the offering, we used the net proceeds from this placement for general working capital.

On November 22, 2016, we entered into agreements with accredited investors for the sale and purchase of 1,333,334 units with each unit consisting of one share of our common stock, $0.01 par value and one warrant to purchase one-half of one share of our common stock, at a purchase price of $0.60 per unit. We received $780,000 in gross cash proceeds from the offering and settled an outstanding accounts payable balance with a consultant in the amount of $20,000 by issuing units. We are using the net proceeds from this placement for general working capital purposes. The warrants issued in this offering vested on October 2, 2017 and expired on October 16, 2017. The warrant exercise price was variable and depended on our achievement of certain performance criteria. The warrant exercise price was agreed to be $0.40 per share if we achieved both of the revenue and income performance criteria as defined, the exercise price would be $0.20 per share if we achieved one of the performance criteria, and the exercise price would be $0.01 if we did not achieve either of the performance criteria. Since we did not achieve either of the criteria, the exercise price of the warrants was $0.01.

On August 22, 2017, we entered into agreements with accredited investors for the sale and purchase of 466,668 shares of our common stock, $0.01 par value at a purchase price of $0.45 per share. We received $210,000 in gross proceeds from the offering. We intend to use the net proceeds from this placement for general working capital purposes. Concurrently with the placement, we entered into an agreement with an investor for the sale of 88,888 unregistered shares of our common stock for services provided to us at a price of $0.45 per share.

We relied on the Section 4(a)(2) exemption from securities registration under the federal securities laws for transactions not involving any public offering. No advertising or general solicitation was employed in offering the securities, the securities were issued to accredited investors, the securities were offered for investment purposes only and not for the purpose of resale of distribution, and the transfers thereof was appropriately restricted by us.

II-2

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit	Description

2.1	Asset Purchase Agreement between the Company and Optometrics Corporation, dated January 18, 2008 (included as Exhibit 2.1 to the Form 8-K filed January 25, 2008 and incorporated herein by reference).

3.1	Articles of Organization of Precision Optics Corporation, Inc., as amended (included as Exhibit 3.1 to the Form SB-2 filed March 16, 2007, and incorporated herein by reference).

3.2	Bylaws of Precision Optics Corporation, Inc. (included as Exhibit 3.2 to the Form S-1 filed December 18, 2008, and incorporated herein by reference).

3.3	Articles of Amendment to the Articles of Organization of Precision Optics Corporation, Inc., dated November 25, 2008 and effective December 11, 2008 (included as Exhibit 3.1 to the Form 8-K filed December 11, 2008, and incorporated herein by reference).

3.4	Amended and Restated Bylaws of Precision Optics Corporation, Inc. (included as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 11, 2014, and incorporated herein by reference).

4.1	Form of Warrant, by and among Precision Optics Corporation, Inc. and several Investors, dated November 22, 2016 (included as Exhibit 10.3 to the Form 8-K filed November 29, 2016, and incorporated herein by reference).

5.1*	Legal Opinion of Amy M. Trombly, Esq.

10.1	Precision Optics Corporation, Inc. 2006 Equity Incentive Plan (included as Exhibit 99.1 to the Form 8-K filed December 4, 2006, and incorporated herein by reference).

10.2	Form of Incentive Stock Option Certificate (included as Exhibit 10.1 to the Form 10-QSB filed February 14, 2007, and incorporated herein by reference).

10.3	Form of Nonstatutory Stock Option Certificate (included as Exhibit 10.2 to the Form 10-QSB filed February 14, 2007, and incorporated herein by reference).

10.4	Asset Purchase Agreement between the Company and Intuitive Surgical Operations, Inc., dated July 27, 2011 (included as Exhibit 10.1 to the Form 8-K filed August 3, 2011, and incorporated herein by reference).

10.5	Precision Optics Corporation, Inc. 2011 Equity Incentive Plan, dated October 13, 2011 (included as Exhibit 10.2 to Form S-8 filed October 14, 2011, and incorporated herein by reference.)

10.6	Precision Optics Corporation, Inc. 2011 Deferred Compensation Plan, dated October 13, 2011 (included as Exhibit 10.3 to Form S-8 filed October 14, 2011, and incorporated herein by reference.)

10.7	Side Letter Agreement to the Compensation Agreement with Joseph N. Forkey, dated October 14, 2011 (included as Exhibit 10.5 to the Form 8-K filed October 19, 2011, and incorporated herein by reference).

10.8	Form of Purchase Agreement by and among the Company and Investor (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 7, 2014, and incorporated herein by reference).

10.9	Form of Registration Rights Agreement by and among the Company and Investor (included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 7, 2014, and incorporated herein by reference).

10.10	Precision Optics Corporation, Inc. Amended 2011 Equity Incentive Plan, dated October 14, 2011, as amended on April 16, 2015 (included as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 filed April 20, 2015, and incorporated herein by reference).

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10.11	Form of Purchase Agreement by and among the Company and Investor (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 23, 2015, and incorporated herein by reference).

10.12	Form of Registration Rights Agreement by and among the Company and Investors (included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 23, 2015, and incorporated herein by reference).

10.13	Consulting Agreement with Donald A. Major dated June 15, 2016 (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 23, 2016, and incorporated herein by reference).

10.14	Form of Purchase Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated November 22, 2016 (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 29, 2016, and incorporated herein by reference).

10.15	Form of Registration Rights Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated November 22, 2016 (included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 29, 2016, and incorporated herein by reference).

10.16	Form of Purchase Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated August 22, 2017 (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 25, 2017, and incorporated herein by reference).

10.17	Form of Registration Rights Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated August 22, 2017 (included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 25, 2017, and incorporated herein by reference).

14.1	Precision Optics Corporation, Inc. Corporate Code of Ethics and Conduct (included as Exhibit 14.1 to the Form 10-K filed September 28, 2008, and incorporated herein by reference).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Amy M. Trombly, Esq. (included in Exhibit 5.1 above).

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

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UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	(i)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a) (1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(h)	(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gardner, Commonwealth of Massachusetts, on December 5, 2017.

PRECISION OPTICS CORPORATION, INC.

By:	/s/ Joseph N. Forkey
Joseph N. Forkey
Chief Executive Officer, President and Treasurer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Capacity	Date

/s/ Joseph N. Forkey Joseph N. Forkey	Chief Executive Officer, President, and Treasurer (Principal Executive Officer)	December 5, 2017

/s/ Donald A. Major	Chief Financial Officer	December 5, 2017
Donald A. Major	(Principal Financial Officer and Principal Accounting Officer)

/s/ *	Director	December 5, 2017
Andrew J. Miclot

/s/ *	Director, Chairman	December 5, 2017
Peter H. Woodward

/s/ *	Director	December 5, 2017
Richard B. Miles

/s/ * Kenneth S. Schwartz	Director	December 5, 2017

*       By Donald A. Major as attorney-in-fact.

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